Exhibit 10.1

AMENDED AND RESTATED MASTER LEASE AGREEMENT

THIS AMENDED AND RESTATED MASTER LEASE AGREEMENT (this “Lease”) is made as of August 30, 2022 (the “Effective Date”), by and between STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company (“Lessor”), whose address is 8377 E. Hartford Drive, Suite 100, Scottsdale, Arizona 85255, and UNION ELECTRIC STEEL CORPORATION, a Pennsylvania corporation (“Lessee”), whose address is 726 Bell Avenue, Suite 301, P.O. Box 457, Carnegie, Pennsylvania 15106. Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.

This Lease amends and restates in its entirety that certain Master Lease Agreement dated September 28, 2018, together with any and all amendments thereto (the “Prior Lease”) by and between Lessor and Lessee. The terms of the Prior Lease shall remain in force and effect as to the period ending on 11:59 P.M. prior to the Effective Date hereof. The terms contained in this Lease shall apply to and be effective with respect to the period from and after the Effective Date, without novation, replacement or substitution of the Prior Lease, and the leasehold estate of Lessee shall mean the leasehold estate commencing under the Prior Lease.

In consideration of the mutual covenants and agreements contained in this Lease, intending to be legally bound, Lessor and Lessee covenant and agree as follows:

ARTICLE I

BASIC LEASE TERMS

Section 1.01. Properties. The street addresses and legal descriptions of the Properties are set forth on Exhibit B attached hereto and incorporated herein.

Section 1.02. Initial Term Expiration Date. August 31, 2042.

Section 1.03. Extension Options. Four (4) extensions, as described in Section 3.02.

Section 1.04. Term Expiration Date (if fully extended). August 31, 2062.

Section 1.05. Initial Base Annual Rental. $2,939,139.44, subject to adjustment in accordance with Section 4.02.

Section 1.06. Rental Adjustment. The lesser of (i) 2.02%, or (ii) 1.25 times the change in the Price Index, as described in Section 4.02.

Section 1.07. Adjustment Date. October 1, 2022 and annually thereafter during the Lease Term (including any Extension Term).

Section 1.08. Guarantor. Ampco-Pittsburgh Corporation, a Pennsylvania corporation.

Section 1.09. Lessee Tax Identification No. 25-0847900.

Section 1.10. Lessor Tax Identification No. 45-2674893.

STORE/Ampco A&R Master Lease Agreement 6 Properties in PA, IN and VA File No.: 7210/02-637

ARTICLE II

LEASE OF PROPERTIES

Section 2.01. Lease. In consideration of Lessee’s payment of the Rental and other Monetary Obligations and Lessee’s performance of all other obligations hereunder, Lessor hereby leases to Lessee, and Lessee hereby takes and hires, the Properties, “AS IS” and “WHERE IS” without representation or warranty by Lessor, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate survey or physical inspection might reveal, and all Legal Requirements now or hereafter in effect.

Section 2.02. Quiet Enjoyment. So long as Lessee shall pay the Rental and other Monetary Obligations provided in this Lease and shall keep and perform all of the terms, covenants and conditions on its part contained herein and subject to the rights of Lessor under Section 12.02, Lessee shall have, subject to the terms and conditions set forth herein, the right to the peaceful and quiet enjoyment and occupancy of the Properties.

ARTICLE III

LEASE TERM; EXTENSION

Section 3.01. Initial Term. The remaining term of this Lease (“Initial Term”) shall expire at midnight on the date set forth in Section 1.02, unless terminated sooner as provided in this Lease and as may be extended as provided herein. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term.”

Section 3.02. Extensions. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised, Lessee shall have the right and option (each, an “Extension Option”) to extend the Initial Term for all and not less than all of the Properties, as follows (each, an “Extension Term”):

(a)

one additional, successive period of five (5) years beyond the Initial Term (the “First Extension Term”), with Base Monthly Rent as set forth in Section 4.02 below and otherwise upon the same terms and conditions of this Lease then in effect;

(b)

one additional, successive period of four (4) years and eleven (11) months beyond the First Extension Term (the “Second Extension Term”), with Base Monthly Rent as set forth in Section 4.02 below and otherwise upon the same terms and conditions of this Lease then in effect;

(c)

one additional, successive period of five (5) years and one (1) month beyond the Second Extension Term (the “Third Extension Term”), with Base Monthly Rent being at Fair Market Rental (as such term is defined in Section 3.04 herein) and otherwise upon the same terms and conditions of this Lease then in effect; and

(d)

one additional successive period of five (5) years beyond the Third Extension Term (the “Fourth Extension Term”), with Base Monthly Rent being at Fair Market Rental and otherwise upon the same terms and conditions of this Lease then in effect.

Section 3.03. Notice of Exercise. Lessee may only exercise the Extension Options by giving written notice thereof to Lessor of its election to do so no later than one hundred twenty

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(120) days prior to the expiration of the Initial Term or the then-current Extension Term, as applicable (each a “Notice of Exercise”). If a Notice of Exercise of any Extension Option is not received by Lessor by the applicable dates described above, then this Lease shall terminate on the last day of the Initial Term or, if applicable, the last day of the Extension Term then in effect. Upon the request of Lessor or Lessee, the parties hereto will, at the expense of Lessee, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 3.03.

Section 3.04. Fair Market Rental.

(a) The term “Fair Market Rental”, as used in this Lease, shall mean the annual fair market rental rate, including annual escalations, if applicable, then being charged for comparable commercial properties in the markets in which the Properties are located, commencing on or about the commencement of the applicable Extension Term. In determining the Fair Market Rental of the Properties for purposes of this subsection, the comparable rental method shall be utilized, taking into account (1) rent payable in the general market area in which the Properties are located for similar buildings of comparable characteristics, including, but not limited to, comparable age, condition and classification, (2) rent payable under leases for similar uses with similar Property level profitability, (3) the length of the potential Extension Terms, and (4) that Lessor shall not be required to offer concessions and free rent. Lessee shall have the right to request that Lessor provide Lessee with written notice of its good faith determination of the Fair Market Rental (the “Lessor’s Determination”) no earlier than one hundred eighty (180) days prior to commencement of the Third Extension Term or the Fourth Extension Term, as applicable, and Lessor shall provide Lessee with the Lessor’s Determination in writing within thirty (30) days following Lessor’s receipt of such request. Upon Lessee’s receipt of the Lessor’s Determination, Lessee shall have the following options: (x) to accept the Lessor’s Determination of the Fair Market Rental for all or any one of the Properties, and/or (y) to elect to have the Fair Market Rental of the Properties determined in accordance with Section 3.04(b) below. To the extent Lessee elects to exercise the applicable Extension Option following receipt of the Lessor’s Determination, Lessee shall provide Lessor with written notification of its election at the same time Lessee delivers its Notice of Exercise to Lessor, otherwise Lessee shall be deemed to have elected clause (x) above with respect to all of the Properties.

(b) If Lessee contests the Fair Market Rental provided by Lessor pursuant to Section 3.04(a) above then, within ten (10) Business Days after being notified of the Fair Market Rental of the Properties, Lessee may elect to reject that appraisal and such appraisal shall become null and void. Thereafter, Lessor shall nominate to Lessee a list of not less than three (3) independent MAI appraisers who are experienced with appraising and determining the fair market rents of property similar to the Properties, and Lessee shall select one appraiser. Within five (5) Business Days of such selection, Lessor shall retain such appraiser, at Lessee’s sole expense, to prepare an appraisal of the Fair Market Rental of the Properties in the same manner described in Section 3.04(a) and the results of such appraisal shall be the “Fair Market Rental” of the Properties for purposes hereof.

Section 3.05. Removal of Personalty. Upon the expiration of the Lease Term, and if Lessee is not then in breach hereof, Lessee may remove from the Properties all equipment, apparatus, machinery, appliances and other Personalty belonging to Lessee. Lessee shall repair any damage caused by such removal and shall leave all of the Properties clean and in good and working condition, damage by Casualty or Condemnation excepted. Subject to the rights of any

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lienholders, any property of Lessee left on the Properties on the thirtieth (30th) day following the expiration of the Lease Term shall, at Lessor’s option, automatically and immediately become the property of Lessor.

ARTICLE IV

RENTAL AND OTHER MONETARY OBLIGATIONS

Section 4.01. Base Monthly Rental. During the Lease Term, on or before the first day of each calendar month, Lessee shall pay in advance the Base Monthly Rental then in effect. If the Effective Date is a date other than the first day of the month, Lessee shall pay to Lessor on the Effective Date the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Base Monthly Rental is being paid, and the denominator of which is the total number of days in such month.

Section 4.02. Adjustments. During the Lease Term (including any Extension Term), on the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental shall increase by an amount equal to the Rental Adjustment; provided, however, that in no event shall Base Annual Rental be reduced as a result of the application of the Rental Adjustment; provided, further, that in the case of the Third Extension Term and the Fourth Extension Term, if applicable, any increases in the Base Annual Rental shall be determined pursuant to Section 3.04.

Section 4.03. Additional Rental. Lessee shall pay and discharge, as additional rental (“Additional Rental”), all sums of money required to be paid by Lessee under this Lease which are not specifically referred to as Rental. Lessee shall pay and discharge any Additional Rental when the same shall become due, provided that amounts which are billed to Lessor or any third party, but not to Lessee, shall be paid within thirty (30) days after Lessor’s demand for payment thereof. In no event shall Lessee be required to pay to Lessor any item of Additional Rental that Lessee is obligated to pay and has paid to any third party pursuant to any provision of this Lease.

Section 4.04. Rentals to be Net to Lessor. The Base Annual Rental payable hereunder shall be net to Lessor, so that this Lease shall yield to Lessor the Rentals specified during the Lease Term, and all Costs and obligations of every kind and nature whatsoever relating to the Properties shall be performed and paid by Lessee except as expressly set forth herein. Lessee shall perform all of its obligations under this Lease at its sole cost and expense. All Rental and other Monetary Obligations which Lessee is required to pay hereunder shall be the unconditional obligation of Lessee and shall be payable in full when due and payable, without notice or demand, and without any setoff, abatement, deferment, deduction or counterclaim whatsoever except as expressly set forth herein.

Section 4.05. ACH Authorization. Upon execution of this Lease, Lessee shall deliver to Lessor a complete Authorization Agreement – Pre-Arranged Payments in the form of Exhibit C attached hereto and incorporated herein by this reference, together with a voided check for account verification, establishing arrangements whereby payments of the Base Monthly Rental are transferred by Automated Clearing House Debit initiated by Lessor from an account established by Lessee at a United States bank or other financial institution to such account as Lessor may designate. Lessee shall continue to pay all Rental by Automated Clearing House Debit unless otherwise directed by Lessor.

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Section 4.06. Late Charges; Default Interest. Any delinquent payment shall, in addition to any other remedy of Lessor, incur a late charge of five percent (5%) (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Lessee be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect; provided, further, that no late charge shall be due nor shall any interest accrue hereunder with respect to the first late payment by Lessee during any twelve (12) month period unless such payment of Rental remains unpaid for a period of five (5) days after such payment was due or unless such payment of any other Monetary Obligation remains unpaid for a period of five (5) days after notice to Lessee.

Section 4.07. Holdover. If Lessee remains in possession of the Properties after the expiration of the term hereof, Lessee, at Lessor’s option and within Lessor’s sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay Rentals and other Monetary Obligations in the amounts herein provided, except that the Base Monthly Rental shall be automatically increased to one hundred twenty-five percent (125%) of the last Base Monthly Rental payable under this Lease, and Lessee shall otherwise comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rental by Lessor shall be deemed a consent to such holding over. Lessee shall defend, indemnify, protect and hold the Indemnified Parties harmless from and against any and all Losses resulting from Lessee’s failure to surrender possession upon the expiration of the Lease Term.

Section 4.08. Guaranty. On or before the execution of this Lease, Lessee shall cause Guarantor to execute and deliver to Lessor the Guaranty.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LESSEE

The representations and warranties of Lessee contained in this Article V are being made to induce Lessor to enter into this Lease, and Lessor has relied, and will continue to rely, upon such representations and warranties. Lessee represents and warrants to Lessor as follows:

Section 5.01. Organization, Authority and Status of Lessee. Lessee is duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation to do business in any jurisdiction where such qualification is required. All necessary and appropriate action has been taken to authorize the execution, delivery and performance by Lessee of this Lease and of the other documents, instruments and agreements provided for herein. Lessee is not, and if Lessee is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Lessee is duly authorized to do so.

Section 5.02. Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally.

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Section 5.03. Litigation. There are no suits, actions, proceedings or investigations pending, or to Lessee’s knowledge, threatened against or involving any Lessee Entity or the Properties before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

Section 5.04. Absence of Breaches or Defaults. Lessee is not in default beyond any applicable notice and cure period under any document, instrument or agreement by which Lessee, the Properties or any of Lessee’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Properties or any of Lessee’s property is subject or bound.

Section 5.05. Compliance with OFAC Laws. Lessee, and to the Lessee’s knowledge, each of the Lessee Entities is not an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 5.06. Solvency. There is no contemplated, pending or, to Lessee’s knowledge, threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Lessee or any Lessee Entity.

Section 5.07. Ownership. None of (i) Lessee, or to Lessee’s knowledge, (ii) any Affiliate of Lessee, or (iii) any Person owning ten percent (10%) or more of Lessee, owns, directly or indirectly, ten percent (10%) or more of the total voting power or total value of capital stock in STORE Capital Corporation.

ARTICLE VI

TAXES AND ASSESSMENTS; UTILITIES; INSURANCE

Section 6.01. Taxes.

(a) Payment. Subject to the provisions of Section 6.01(b) below, Lessee shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance, all taxes and assessments of every type or nature assessed against or imposed upon the Properties, Lessee or Lessor during the Lease Term related to or arising out of this Lease and the activities of the parties hereunder, including without limitation, (i) all taxes or assessments upon the Properties or any part thereof and upon any personal property, trade fixtures and improvements located on the Properties, whether belonging to Lessor or Lessee, or any tax or charge levied in lieu of such taxes and assessments; (ii) all taxes, charges, license fees and or similar fees imposed by reason of the use of the Properties by Lessee; (iii) all excise, franchise, transaction, privilege, license, sales, use and other taxes upon the Rental or other Monetary Obligations hereunder, the leasehold estate of either party or the activities of either party pursuant to this Lease; and (iv) all franchise, privilege or similar taxes of Lessor calculated on the value of the Properties or on the amount of capital apportioned to the Properties. Notwithstanding anything in clauses (i) through (iv) to the contrary, Lessee shall not be obligated to pay or reimburse Lessor for

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any taxes based on the net income of Lessor and/or any stamp or transfer taxes related to any change in ownership of the Properties or any change in ownership of the Lessor.

(b) Right to Contest. Within thirty (30) days after each tax and assessment payment is required by this Section 6.01 to be paid, Lessee shall provide Lessor with evidence reasonably satisfactory to Lessor that taxes and assessments have been timely paid by Lessee. In the event Lessor receives a tax bill, Lessor shall forward said bill to Lessee within fifteen (15) days of Lessor’s receipt thereof; provided, however, Lessor’s failure to forward said bill shall not constitute a default by Lessor under this Lease. Lessee may, at its own expense, contest or cause to be contested (in the case of any item involving more than $10,000, after prior written notice to Lessor, which shall be given within fifteen (15) days of Lessee’s determination to contest any matter as permitted herein), by appropriate legal proceedings conducted in good faith and with due diligence, any above-described item or lien with respect thereto or the assessed valuation of any of the Properties, provided that (i) neither the Properties nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings; (ii) no Event of Default has occurred and is continuing; (iii) if and to the extent required by the applicable taxing authority and/or Lessor, Lessee posts a bond or takes other steps acceptable to such taxing authority and/or Lessor that removes such lien or stays enforcement thereof; (iv) Lessee shall promptly provide Lessor with copies of all notices received or delivered by Lessee and filings made by Lessee in connection with such proceeding; and (v) upon termination of such proceedings, it shall be the obligation of Lessee to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith. Lessor shall, at the request of Lessee, execute or join in the execution of any instruments or documents necessary in connection with such contest or proceedings, but Lessor shall incur no cost or obligation thereby.

Section 6.02. Utilities. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Properties during the Lease Term. Under no circumstances shall Lessor be responsible for any interruption of any utility service, except to the extent caused by Lessor’s gross negligence or willful misconduct.

Section 6.03. Insurance.

(a) Coverage. Throughout the Lease Term, Lessee shall maintain, with respect to each of the Properties, at its sole expense, the following types and amounts of insurance:

(i) Insurance against loss or damage to real property and personal property under an “all risk” or “special form” insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, and other risks normally included in the standard ISO special form (and shall also include National Flood and Excess Flood insurance for any Property located in Flood Zone A or Flood Zone V, as designated by FEMA, or otherwise located in a flood zone area identified by FEMA as a 100-year flood zone or special hazard area, and earthquake insurance if any Property is located within a moderate to high earthquake hazard zone as determined by an approved

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insurance company set forth in Section 6.03(b)(viii) below). Such policy shall also include soft costs, coverage for ordinance or law covering the loss of value of the undamaged portion of the Properties, costs to demolish and the increased costs of construction if any of the improvements located on, or the use of, the Properties shall at any time constitute legal non-conforming structures or uses. Ordinance or law limits shall be in an amount equal to the full replacement cost for the loss of value of the undamaged portion of the Properties and no less than 25% of the replacement cost for costs to demolish and the increased cost of construction, or in an amount otherwise specified by Lessor. Such insurance shall be in amounts not less than 100% of the full insurable replacement cost values (without deduction for depreciation), and with sublimits satisfactory to Lessor, as determined from time to time at Lessor’s request but not more frequently than once in any 12-month period.

(ii) Commercial general liability insurance, including products and completed operation liability, covering Lessor and Lessee against bodily injury liability, property damage liability and personal and advertising injury, including any liability arising out of the ownership, maintenance, repair, condition or operation of every Property or adjoining ways, streets, parking lots or sidewalks. Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Lessee’s obligations under Article X hereof to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Lessee or Lessor because of the negligence or other acts of the other, shall be in amounts of not less than $20,000,000 per occurrence for bodily injury and property damage, and $20,000,000 general aggregate, and shall be of form and substance satisfactory to Lessor. Such limits of insurance can be acquired through Commercial General liability and Umbrella liability policies.

(iii) Workers’ compensation and Employers Liability insurance with statutorily mandated limits covering all persons employed by Lessee on the Properties in connection with any work done on or about any of the Properties for which claims for death or bodily injury could be asserted against Lessor, Lessee or the Properties.

(iv) Business interruption insurance including Rental Value Insurance payable to Lessor at all locations for a period of not less than twelve (12) months. Such insurance is to follow the form of the real property “all risk” or “special form” coverage and is not to contain a co-insurance clause. Such insurance is to have a minimum of 90 days of extended period of indemnity.

(v) Automobile liability insurance, including owned, non-owned and hired car liability insurance for combined limits of liability of $5,000,000 per occurrence. The limits of liability can be provided in a combination of an automobile liability policy and an umbrella liability policy.

(vi) Comprehensive Boiler and Machinery or Equipment Breakdown Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, and other building equipment including HVAC units located in or about each Property and in an amount equal to the lesser of 25% of the 100% replacement cost of each Property or $5,000,000.

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(vii) Such additional and/or other insurance and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements and personal property similar in character, location and use and occupancy to each Property; provided, however, that such requirement will only apply if there is a change in Lessee’s operations or an increase in hazard at the Properties.

(b) Insurance Provisions. All insurance policies shall:

(i) provide for a waiver of subrogation by the insurer as to claims against Lessor, its employees and agents;

(ii) be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lessor and the insurance policy shall not be brought into contribution with insurance maintained by Lessor;

(iii) contain deductibles not to exceed $350,000 for all coverages except the deductible for (A) “all risk” policies shall not exceed $750,000, (B) named storm coverage shall not exceed the greater of five percent (5%) of the insured value or $500,000, (C) earthquake coverage shall not exceed the greater of two percent (2%) of the insured value or $500,000, and (D) commercial general liability shall not exceed $150,000;

(iv) contain a standard non-contributory mortgagee clause or endorsement in favor of any Lender designated by Lessor;

(v) provide that the policy of insurance shall not be terminated or cancelled without at least thirty (30) days’ prior written notice to Lessor and to any Lender covered by any standard mortgagee clause or endorsement;

(vi) except for workers’ compensation insurance referred to in Section 6.03(a)(iii) above, name Lessor and any Lessor Affiliate or Lender requested by Lessor, as an “additional insured” with respect to liability insurance, and as an “additional named insured” or “additional insured” with respect to real property and rental value insurance, as appropriate and as their interests may appear;

(vii) be evidenced by delivery to Lessor and any Lender designated by Lessor of an Acord Form 28 for property, business interruption and boiler & machinery coverage (or any other form requested by Lessor) and an Acord Form 25 for commercial general liability, workers’ compensation and umbrella coverage (or any other form requested by Lessor); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Lessor and any Lender designated by Lessor; and

(viii) be issued by insurance companies licensed to do business in the states where the Properties are located and which are rated no less than A-X by Best’s Insurance Guide or are otherwise approved by Lessor.

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(c) Additional Obligations. It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Lessee, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Lessee shall immediately obtain new or additional insurance reasonably satisfactory to Lessor and any Lender designated by Lessor; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of Lessee for its acts or omissions as provided in this Lease; (iii) Lessee shall procure policies for all insurance for periods of not less than one (1) year and shall provide to Lessor and any servicer or Lender of Lessor certificates of insurance or, upon Lessor’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Lessee shall pay as they become due all premiums for the insurance required by this Section 6.03; (v) in the event that Lessee fails to comply with any of the requirements set forth in this Section 6.03, within ten (10) days of the giving of written notice by Lessor to Lessee, (A) Lessor shall be entitled to procure such insurance; and (B) any sums expended by Lessor in procuring such insurance shall be Additional Rental and shall be repaid by Lessee, together with interest thereon at the Default Rate, from the time of payment by Lessor until fully paid by Lessee immediately upon written demand therefor by Lessor; and (vi) Lessee shall maintain all insurance policies required in this Section 6.03 not to be cancelled, invalidated or suspended on account of the conduct of Lessee, its officers, directors, managers, members, employees or agents, or anyone acting for Lessee or any subtenant or other occupant of the Properties, and shall comply with all policy conditions and warranties at all times to avoid a forfeiture of all or a part of any insurance payment.

(d) Blanket Policies. Notwithstanding anything to the contrary in this Section 6.03, any insurance which Lessee is required to obtain pursuant to this Section 6.03 may be carried under a “blanket” policy or policies covering other properties or liabilities of Lessee provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.03.

Section 6.04. Environmental Insurance. (a) Until September 2028, Lessor shall include each of the Properties located at 31 Union Electric Rd., Burgettstown, PA and 725 Bell Ave., Carnegie, PA (collectively, the “Initial Environmental Insurance Properties”), and (b) until the tenth (10th) anniversary of the Effective Date Lessor shall include the Property located at 4621 Murray Pl., Lynchburg, VA (the “Additional Environmental Insurance Property” and, together with the Initial Environmental Insurance Properties, the “Environmental Insurance Properties”), in the Master Environmental Policy; and Lessee has previously paid $40,000 in total to Lessor for the Initial Environmental Insurance Properties’ pro rata share of the premium for such Master Environmental Policy and, on or before the Effective Date, Lessee shall pay $10,000 in total to Lessor for the Additional Environmental Insurance Property’s pro rata share of the premium for such Master Environmental Policy. Thereafter, Lessee shall, upon not less than thirty (30) days written notice from Lessor, reimburse Lessor for all of the Environmental Insurance Properties reasonable pro rata share of the premium paid by Lessor at the time of each renewal of such Master Environmental Policy. Notwithstanding the foregoing, if at any time during the Lease Term (i) Lessor is not able to include any of the Environmental Insurance Properties in the Master Environmental Policy due to environmental insurer’s rejection or refusal to insure or because the Master Environmental Policy is no longer available and has provided not less than thirty (30) days written notice to Lessee of such inability, or (ii) upon not less than thirty (30) days written notice to Lessor, Lessee elects not to be included under the Master Environmental Policy, then in either case, Lessee shall maintain, at its sole cost and expense, an Environmental Policy with respect to any of the Environmental Insurance Properties in form reasonably satisfactory to Lessor in its

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reasonable discretion in lieu of the Master Environmental Policy. If Lessor is not able to include any of the Environmental Insurance Properties in the Master Environmental Policy due to environmental insurer’s rejection or refusal to insure or because the Master Environmental Policy is no longer available as set forth in subsection (i) above, then Lessor shall use commercially reasonable efforts to assist Lessee in obtaining an Environmental Policy. Lessor and Lessee each acknowledge and agree that (x) no party shall amend or terminate the Environmental Policy without the prior written consent of the other party; and (y) this Lease shall be referenced as an “insured contract” under the Environmental Policy.

Section 6.05. Tax Impound. Upon the occurrence of an Event of Default and with respect to each Event of Default, in addition to any other remedies, Lessor may require Lessee to pay to Lessor on the first day of each month the amount that Lessor reasonably estimates will be necessary in order to accumulate with Lessor sufficient funds in an impound account (which shall not be deemed a trust fund) (the “Reserve”) for Lessor to pay any and all real estate taxes (“Real Estate Taxes”) for the Properties for the ensuing twelve (12) months, or, if due sooner, Lessee shall pay the required amount immediately upon Lessor’s demand therefor. In the foregoing event, Lessor shall provide Lessee with evidence reasonably satisfactory to Lessee that payment of the Real Estate Taxes was made in a timely fashion. In the event that the Reserve does not contain sufficient funds to timely pay any Real Estate Taxes, upon Lessor’s written notification thereof, Lessee shall, within five (5) Business Days of such notice, provide funds to Lessor in the amount of such deficiency. Lessor shall pay or cause to be paid directly to the applicable taxing authorities any Real Estate Taxes then due and payable for which there are funds in the Reserve; provided, however, that in no event shall Lessor be obligated to pay any Real Estate Taxes in excess of the funds held in the Reserve, and Lessee shall remain liable for any and all Real Estate Taxes, including fines, penalties, interest or additional costs imposed by any taxing authority (unless incurred as a result of Lessor’s failure to timely pay Real Estate Taxes for which it had funds in the Reserve). Lessee shall cooperate fully with Lessor in assuring that the Real Estate Taxes are timely paid. Lessor may deposit all Reserve funds in accounts insured by any federal or state agency and may commingle such funds with other funds and accounts of Lessor. Interest or other gains from such funds, if any, shall be the sole property of Lessor. Upon an Event of Default, in addition to any other remedies, Lessor may apply all impounded funds in the Reserve against any sums due from Lessee to Lessor. Lessor shall give to Lessee an annual accounting showing all credits and debits to and from such impounded funds received from Lessee.

ARTICLE VII

MAINTENANCE; ALTERATIONS

Section 7.01. Condition of Property; Maintenance. Lessee hereby accepts the Properties “AS IS” and “WHERE IS” with no representation or warranty of Lessor as to the condition thereof. Lessee shall, at its sole cost and expense, be responsible for (a) keeping all of the building, structures and improvements erected on each of the Properties in reasonably good order and repair, free from actual or constructive waste; (b) subject to Article XI, the repair or reconstruction of any building, structures or improvements erected on the Properties damaged or destroyed by a Casualty; (c) subject to Section 7.02, making all necessary structural, non-structural, exterior and interior repairs and replacements to any building, structures or improvements erected on the Properties; (d) operating the Properties in accordance with those standards adopted by Lessee from time to time on a system-wide basis for the Permitted Facilities; (e) (i) ensuring that no party encroaches upon any Property, (ii) except as otherwise set forth in this Lease, protecting, defending, indemnifying, releasing and holding the Indemnified

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Parties harmless from and against any and all claims and Losses arising out of or in any way relating to any encroachments and/or activities upon any Property caused by any Person; and (iii) prosecuting any claims that Lessee seeks to bring against any Person relating to Lessee’s use and possession of any Property; (f) paying all operating costs of the Properties in the ordinary course of business; and (g) (i) maintaining the cemetery located upon the Property in Lynchburg, Virginia (the “Lynchburg Cemetery”) and access thereto, maintaining the land and any fencing that surrounds the Lynchburg Cemetery, and ensuring compliance with any applicable Laws or regulations relating to, or in connection with, the Lynchburg Cemetery, and (ii) protecting, defending, indemnifying, releasing and holding the Indemnified Parties harmless from and against any and all claims and Losses arising out of, or in any way relating to, the Lynchburg Cemetery. Lessee waives any right to require Lessor to maintain, repair or rebuild all or any part of the Properties or make repairs at the expense of Lessor pursuant to any Legal Requirements at any time in effect.

Section 7.02. Alterations and Improvements. During the Lease Term, Lessee shall not alter the exterior, structural, plumbing or electrical elements of the Properties in any manner without the consent of Lessor, which consent shall not be unreasonably withheld or conditioned; provided, however, Lessee may undertake any and all additions, modifications, improvements or alterations to the Properties that it deems necessary for the use and occupancy of the Properties without Lessor’s prior written consent if such alterations do not adversely affect the structural elements or value of the Properties and if the cost of such alterations, individually, does not exceed $250,000. If Lessor’s consent is required hereunder and Lessor consents to the making of any such alterations, the same shall be made by Lessee at Lessee’s sole expense by a licensed contractor and according to plans and specifications approved by Lessor and subject to such other conditions as Lessor shall reasonably require. Any work at any time commenced by Lessee on the Properties shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease and all Legal Requirements. Upon completion of any alterations individually costing $100,000 or more, Lessee shall promptly provide Lessor with evidence of full payment to all laborers and materialmen contributing to the alterations. Additionally, upon completion of any alterations individually costing $250,000 or more, Lessee shall promptly provide Lessor with (a) an architect’s certificate certifying the alterations to have been completed in conformity with the plans and specifications (if the alterations are of such a nature as would require the issuance of such a certificate from the architect); (b) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy); and (c) any other documents or information reasonably requested by Lessor. Lessee shall keep the Properties free from any liens arising out of any work performed on, or materials furnished to, the Properties. Lessee shall execute and file or record, as appropriate, a “Notice of Non-Responsibility,” or any equivalent notice permitted under applicable Law in the states where the Properties are located which provides that Lessor is not responsible for the payment of any costs or expenses relating to the additions or alterations. Any addition to or alteration of the Properties shall be deemed a part of the Properties and belong to Lessor (excluding, for the avoidance of doubt, any Personalty) and Lessee shall execute and deliver to Lessor such instruments as Lessor may require to evidence the ownership by Lessor of such addition or alteration.

Section 7.03. Encumbrances. During the Lease Term, subject to receipt of Lessor’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, Lessee shall have the right to grant utility and service easements, licenses, rights of way and other rights or privileges on, over, under and above the Properties as are reasonably required in connection with Lessee’s use of the Properties in accordance with the terms of this Lease. Lessor shall execute and deliver any instrument necessary or appropriate to confirm and grant or release any

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such easement, license, right of way or other right or privilege upon the written request of Lessee. During the Lease Term, Lessor shall have the right to grant easements on, over, under and above the Properties without the prior consent of Lessee but upon prior notice to Lessee, provided that such easements will not materially interfere with Lessee’s use of the Properties or impose any material obligation on Lessee. Lessee shall comply with and perform all obligations of Lessor under all easements, declarations, covenants, restrictions and other items of record now encumbering the Properties and any future easements granted by Lessor in accordance with the immediately preceding sentence.

ARTICLE VIII

USE OF THE PROPERTIES; COMPLIANCE; ENVIRONMENTAL; MINERAL RIGHTS

Section 8.01. Use.

(a) Continuous Use. During the Lease Term, each of the Properties shall be used solely for the operation of a Permitted Facility. Except during periods when a Property is untenantable due to Casualty or Condemnation (and provided that Lessee continues to strictly comply with the other terms and conditions of this Lease), and except for the Operating Subleases (defined in Section 14.04 below), Lessee shall at all times during the Lease Term occupy the Properties and shall diligently operate its business on the Properties. In the event that Lessee shall change the use of the Properties, only as may be expressly permitted herein or consented to by Lessor in writing (such consent not to be unreasonably withheld), Lessee shall provide Lessor with written notice of any such change.

(b) “Go Dark” Right. Notwithstanding any provision contained herein, Lessee shall not be in default under this Section 8.01 until Lessee fails to continue to operate its business at any of the Properties (excluding instances of Casualty, Condemnation and Force Majeure) for more than ninety (90) consecutive days. Thereafter, in the event Lessee is unable to operate the applicable Property as a Permitted Facility due to circumstances beyond the reasonable control of Lessee (and Lessee provides to Lessor an officer’s certificate executed by an officer of Lessee certifying to the same), then in such event, Lessee shall not be in default so long as: (i) within ninety (90) days following such initial ninety (90) day period, Lessee (A) re-opens the applicable Property, or (B) provides Lessor with an officer’s certificate certifying the good faith business reasons Lessee is unable to reopen within said ninety (90) day period and setting forth the additional time frame Lessee will need in order to comply, in its reasonable business discretion, with this Section 8.01; or (ii) Lessee certifies to Lessor that it is actively engaged in finding a new lessee or sublessee as permitted under this Lease and Lessee provides Lessor with periodic updates every thirty (30) days. In the case of item (i)(B), Lessor shall, in its reasonable discretion based upon the certificate provided by Lessee, determine the additional time frame Lessee will have to comply with this Section 8.01. In the case of item (ii), Lessor shall use commercially reasonable efforts to assist Lessee in marketing the Property in order to identify a new lessee or sublessee, provided the same shall be at no material cost to Lessor. Notwithstanding any provision contained in this Section 8.01(b), (A) Lessee shall provide Lessor with written notice at least ten (10) days prior to the applicable Property going dark, (B) the terms and provisions of this Lease and Lessee’s obligations hereunder shall remain in full force and effect during any go dark period, (C) in no event shall Lessee “go dark” in any manner that would violate any recorded easements, restrictions, liens and encumbrances affecting the Property in any

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material respect or give a third party any right to acquire title to the applicable Property as a result of a Property going dark, and (D) in no event other than a Force Majeure Event shall Lessee “go dark” at more than one (1) Property at any time.

Section 8.02. Compliance. Lessee’s use and occupation of each of the Properties, and the condition thereof, shall, at Lessee’s sole cost and expense, comply with all Legal Requirements and all restrictions, covenants and encumbrances of record, and any owner obligations under such Legal Requirements, or restrictions, covenants and encumbrances of record, with respect to the Properties, in either event, the failure with which to comply could have a Material Adverse Effect. Without in any way limiting the foregoing provisions, Lessee shall comply with all Legal Requirements relating to anti-terrorism, trade embargos, economic sanctions, Anti-Money Laundering Laws, and the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder, as it affects the Properties now or hereafter in effect. Lessee shall obtain, maintain and comply with all required licenses and permits, both governmental and private, to use and operate the Properties as Permitted Facilities. Upon Lessor’s written request from time to time during the Lease Term, but in no event more than one (1) time in a calendar year except during the continuance of an Event of Default by Lessee, Lessee shall certify in writing to Lessor that Lessee’s representations, warranties and obligations under Section 5.05 and this Section 8.02 remain true and correct and have not been breached. Lessee shall promptly notify Lessor in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Lessee has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Lessee shall comply with all Legal Requirements and directives of Governmental Authorities and, at Lessor’s request, provide to Lessor copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Lessee shall also reimburse Lessor for all Costs incurred by Lessor in evaluating the effect of such an event on the Properties and this Lease, in obtaining any necessary license from Governmental Authorities as may be necessary for Lessor to enforce its rights under the Transaction Documents, and in complying with all Legal Requirements applicable to Lessor as the result of the existence of such an event and for any penalties or fines imposed upon Lessor as a result thereof. Lessee will use its best efforts to prevent any act or condition to exist on or about the Properties that will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business, and Lessee shall pay for such increase. Lessee agrees that it will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Lessee’s failure to comply with its obligations under this Section, except to the extent caused by the gross negligence or willful misconduct of Lessor.

Section 8.03. Environmental.

(a) Covenants.

(i) Lessee covenants to Lessor during the Lease Term, subject to the limitations of subsection (ii) below, as follows:

(A) All uses and operations on or of the Properties, whether by Lessee or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.

(B) There shall be no Releases in, on, under or from the Properties, except in Permitted Amounts.

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(C) There shall be no Hazardous Materials or Regulated Substances in, on or under the Properties, except in Permitted Amounts. Above and below ground storage tanks shall be properly permitted and only used as permitted.

(D) Lessee shall keep the Properties or cause the Properties to be kept free and clear of all Environmental Liens, whether due to any act or omission of Lessee or any other Person.

(E) Lessee shall not act or fail to act or allow any other tenant, occupant, guest, customer or other user of the Properties to act or fail to act in any way that (1) materially increases a risk to human health or the environment, (2) poses an unreasonable or unacceptable risk of harm to any Person or the environment (whether on or off any of the Properties), (3) has a Material Adverse Effect, (4) is contrary to any material requirement set forth in the insurance policies maintained by Lessee or Lessor, (5) constitutes a public or private nuisance or constitutes waste, (6) violates any covenant, condition, agreement or easement applicable to the Properties, or (7) would result in any reopening or reconsideration of any prior investigation or causes a new investigation by a Governmental Authority having jurisdiction over any Property.

(F) Lessee shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to this Section 8.03, including but not limited to providing all relevant information and making knowledgeable persons available for interviews.

(ii) Notwithstanding any provision of this Lease to the contrary, a default shall not be deemed to have occurred as a result of the failure of Lessee to satisfy any one or more of the covenants set forth in subsections (A) through (E) above provided that Lessee shall be in compliance with the requirements of any Governmental Authority with respect to the Remediation of any Release at the Properties.

(b) Notification Requirements. Each party hereto shall promptly notify the other party in writing after obtaining actual knowledge of (i) any Releases or Threatened Releases in, on, under or from any of the Properties other than in Permitted Amounts, or migrating towards any of the Properties; (ii) any non-compliance with any Environmental Laws related in any way to any of the Properties; (iii) any actual or potential Environmental Lien or activity use limitation; (iv) any required or proposed Remediation of environmental conditions relating to any of the Properties required by applicable Governmental Authorities; and (v) any written or oral notice or other communication of which the notifying party becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Regulated Substances or above or below ground storage tanks, or Remediation thereof at or on any of the Properties, other than in Permitted Amounts, possible liability of any Person relating to any of the Properties pursuant to any Environmental Law, other environmental conditions in connection with any of the Properties, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section. Lessee shall, upon Lessor’s written request, deliver to Lessor a certificate stating

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that Lessee, to Lessee’s knowledge, is and has been in material compliance with all of the environmental representations, warranties and covenants in this Lease.

(c) Remediation. Lessee shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required by any Governmental Authority of any condition (including, but not limited to, a Release or Threatened Release) in, on, under or from the Properties and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment. Should Lessee fail to undertake any required Remediation in accordance with the preceding sentence, Lessor, after written notice to Lessee and Lessee’s failure to promptly undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Lessee. Any Cost so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor upon Lessee’s receipt of an invoice from Lessor.

(d) Indemnification. Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses, including, but not limited to, all Costs of Remediation (whether or not performed voluntarily), arising out of or in any way relating to any Environmental Laws, Hazardous Materials, Regulated Substances, above or below ground storage tanks, or other environmental matters concerning the Properties, except to the extent caused by the gross negligence or willful misconduct of Lessor. It is expressly understood and agreed that Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason.

(e) Right of Entry. In the event that Lessor has a reasonable basis to believe that a Release or a violation of any Environmental Law has occurred, Lessor and any other Person designated by Lessor, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Properties at all reasonable times, upon reasonable prior notice to Lessee (except in the event of an emergency, in which case no notice shall be required), to assess any and all aspects of the environmental condition of any Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lessor’s commercially reasonable discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Lessee shall cooperate with and provide access to Lessor and any other Person designated by Lessor. Any such assessment or investigation shall be at Lessor’s sole cost and expense, except that any such assessment or investigation performed because Lessor has a reasonable basis to believe that a Release or a violation of any Environmental Law has occurred shall be at Lessee’s sole cost and expense. Lessor and any other Person designated by Lessor will use commercially reasonable efforts to ensure that any entry or work shall not materially interfere with Lessee’s occupancy of the Properties.

(f) Environmental Addendum. The terms of the Environmental Addendum attached hereto as Schedule 8.03 are hereby incorporated by reference.

(g) Survival. The obligations of Lessee and the rights and remedies of Lessor under this Section 8.03 shall survive the termination, expiration and/or release of this Lease.

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Section 8.04. Mineral Rights. As a material inducement to Lessee’s willingness to enter into the Transaction and the other Transaction Documents, Lessor hereby covenants and agrees Lessor shall not exercise, or grant any right to any third party to exercise, any rights to use the surface of the Properties in connection with any activity related to the exploration, development, production, mining, storage, transmission or transportation of coal, oil, natural gas or other minerals at or beneath the Properties during the Term of this Lease. Further, Lessor hereby covenants and agrees that Lessor shall not sever or attempt to sever any mineral rights associated with the Properties, in each case, separate and apart from fee title to the Properties, and any such attempted assignment or severance shall be void ab initio.

ARTICLE IX

ADDITIONAL COVENANTS

Section 9.01. Performance at Lessee’s Expense. Lessee acknowledges and confirms that Lessor may impose reasonable administrative, processing or servicing fees, and collect its reasonable attorneys’ fees, costs and expenses in connection with (a) any modification, amendment or early termination of this Lease requested by Lessee; (b) any release or substitution of Properties requested by Lessee; (c) the procurement of consents, waivers and approvals with respect to the Properties or any matter related to this Lease requested by Lessee; (d) the review of any assignment or sublease or proposed assignment or sublease or the preparation or review of any subordination or non-disturbance agreement requested by Lessee; (e) the collection, maintenance and/or disbursement of reserves created under this Lease or the other Transaction Documents (but only following an Event of Default); and (f) inspections required to make certain determinations under this Lease or the other Transaction Documents following Lessor’s reasonable belief of a breach under this Lease or any other Transaction Documents.

Section 9.02. Inspection. Lessor and its authorized representatives shall have the right, at all reasonable times and upon giving reasonable prior notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Properties or any part thereof and inspect the same. Lessee hereby waives any claim for damages for any injury or inconvenience to or interference with Lessee’s business, any loss of occupancy or quiet enjoyment of the Properties and any other loss occasioned by such entry, but, subject to Section 10.01, excluding damages arising as a result of the gross negligence or willful misconduct of Lessor. Lessor will use commercially reasonable efforts to ensure that any entry shall not materially interfere with Lessee’s occupancy of the Properties.

Section 9.03. Financial Information.

(a) Financial Statements. To the extent not filed with the Securities and Exchange Commission and publicly available on EDGAR, Lessee will furnish Lessor, within forty five (45) days after the end of each fiscal quarter and within one hundred twenty (120) days after the end of each fiscal year of Lessee and Lessee Reporting Entities, Lessee shall deliver to Lessor (i) complete consolidated financial statements that consolidate Lessee and Lessee Reporting Entities, including a balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows and all other related schedules for the fiscal period then ended, such statements to detail separately interest expense, income taxes, non-cash expenses, material non-recurring expenses, operating lease expense and current portion of long-term debt – capital leases; (ii) income statements for the business at each of the Properties; and (iii) the supplemental financial information set forth on Schedule 9.03. All such financial statements shall be prepared in

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accordance with GAAP, and shall be certified to be accurate and complete by an officer or director of each Lessee Reporting Entity. In the event that Lessee’s business at the Properties is ordinarily consolidated with other business for financial statements purposes, a separate profit and loss statement shall be provided showing separately the sales, profits and losses pertaining to each Property with interest expense, income taxes, non-cash expenses, material non-recurring expenses and operating lease expense (rent), with the basis for allocation of overhead or other charges being clearly set forth in accordance with Schedule 9.03. The financial statements delivered to Lessor need not be audited, but Lessee shall deliver to Lessor copies of any audited financial statements of the Lessee Reporting Entities which may be prepared, as soon as they are available.

(b) Other Information. Notwithstanding any provision contained herein, upon request of Lessor in connection with Lessor’s filings with or disclosures to the Securities and Exchange Commission or other Governmental Authority or in connection with any proposed sale or mortgaging of all or any portion of the Properties, Lessee will provide to Lessor, at no additional cost or expense to Lessee, any and all financial information and/or financial statements of Lessee Reporting Entities (and in the form or forms) as reasonably requested by Lessor.

Section 9.04. OFAC Laws. Upon receipt of notice or upon actual knowledge thereof, Lessee shall immediately notify Lessor in writing if any Person owning (directly or indirectly) any interest in any of the Lessee Entities, or any director, officer, shareholder, member, manager or partner of any of such holders is a Person whose property or interests are subject to being blocked under any of the OFAC Laws, or is otherwise in violation of any of the OFAC Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist-related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related Laws, or has had funds seized or forfeited in an action under these or related Laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 9.05. Estoppel Certificate. From time to time but in no event more than two (2) times in a calendar year unless the request is made by any Lender or mortgagee of Lessor or in connection with Lessor’s sale or potential sale of a Property, Lessee shall promptly and in no event later than ten (10) business days after a request from Lessor, execute, acknowledge and deliver to Lessor or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Lessor, certifying: (a) that Lessee has accepted the Properties; (b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (c) the commencement and expiration dates of the Lease Term; (d) the date to which the Rentals have been paid under this Lease and the amount thereof then payable; (e) whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (f) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (g) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Lessee; (h) that neither Lessor nor any Lender or mortgagee has actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operation of the Properties, including any handling or disposal of Hazardous Materials or Regulated Substances; and (i) any other information reasonably requested by Lessor or any Lender or mortgagee, as the case may be.

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ARTICLE X

RELEASE AND INDEMNIFICATION

Section 10.01. RELEASE AND INDEMNIFICATION. LESSEE AGREES TO USE AND OCCUPY THE PROPERTIES AT ITS OWN RISK AND HEREBY RELEASES LESSOR AND LESSOR’S AGENTS AND EMPLOYEES FROM ALL CLAIMS FOR ANY DAMAGE OR INJURY TO THE FULL EXTENT PERMITTED BY LAW. EXCEPT TO THE EXTENT CAUSED BY LESSOR’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, LESSEE AGREES THAT LESSOR SHALL NOT BE RESPONSIBLE OR LIABLE TO LESSEE OR LESSEE’S EMPLOYEES, AGENTS, CUSTOMERS, LICENSEES OR INVITEES FOR BODILY INJURY, PERSONAL INJURY OR PROPERTY DAMAGE OCCASIONED BY THE ACTS OR OMISSIONS OF ANY OTHER LESSEE OR ANY OTHER PERSON. LESSEE AGREES THAT ANY EMPLOYEE OR AGENT TO WHOM THE PROPERTIES OR ANY PART THEREOF SHALL BE ENTRUSTED BY OR ON BEHALF OF LESSEE SHALL BE ACTING AS LESSEE’S AGENT WITH RESPECT TO THE PROPERTIES OR ANY PART THEREOF, AND NEITHER LESSOR NOR LESSOR’S AGENTS, EMPLOYEES OR CONTRACTORS SHALL BE LIABLE FOR ANY LOSS OF OR DAMAGE TO THE PROPERTIES OR ANY PART THEREOF EXCEPT TO THE EXTENT CAUSED BY LESSOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. LESSEE SHALL INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS EACH OF THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES (EXCLUDING LOSSES SUFFERED BY AN INDEMNIFIED PARTY ARISING OUT OF THE WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY OCCURRING ON OR AFTER THE EFFECTIVE DATE) CAUSED BY, INCURRED OR RESULTING FROM LESSEE’S OPERATIONS OR BY LESSEE’S USE AND OCCUPANCY OF THE PROPERTIES, WHETHER RELATING TO ITS ORIGINAL DESIGN OR CONSTRUCTION, LATENT DEFECTS, ALTERATION, MAINTENANCE, USE BY LESSEE OR ANY PERSON THEREON, SUPERVISION OR OTHERWISE, OR FROM ANY BREACH OF, DEFAULT UNDER, OR FAILURE TO PERFORM, ANY TERM OR PROVISION OF THIS LEASE BY LESSEE, ITS OFFICERS, EMPLOYEES, AGENTS OR OTHER PERSONS. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LESSEE’S OBLIGATIONS UNDER THIS SECTION SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE FOR ANY REASON WHATSOEVER.

ARTICLE XI

CONDEMNATION AND CASUALTY

Section 11.01. Notification. Lessee shall promptly give Lessor written notice of (a) any Condemnation of any of the Properties, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of any of the Properties, and (c) any Casualty to any of the Properties or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Lessee shall promptly send Lessor copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

Section 11.02. Total Condemnation. In the event of a Condemnation of all or substantially all of any of the Properties, and if as a result of such Condemnation: (i) access to the Property to and from the publicly dedicated roads adjacent to the Property as of the date Lessor acquired the applicable Property is permanently and materially impaired such that Lessee no longer has access to such dedicated road; (ii) there is insufficient parking to operate the

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Property as a Permitted Facility under applicable Laws; or (iii) the Condemnation includes a portion of the building such that the remaining portion is unsuitable for use as a Permitted Facility, as determined by Lessee in the exercise of good faith business judgment (and Lessee provides to Lessor an officer’s certificate executed by an officer of Lessee certifying to the same) (each such event, a “Total Condemnation”), then, in such event:

(a) Termination of Lease. On the date of the Total Condemnation, all obligations of either party hereunder with respect to the applicable Property shall cease and the Base Annual Rental shall be reduced as set forth in Section 11.03(c) below; provided, however, that Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Lessee’s obligation to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the date of termination shall survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Base Monthly Rental for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.

(b) Net Award. Subject to Section 11.07 below, Lessor shall be entitled to receive the entire Net Award in connection with a Total Condemnation without deduction for any estate vested in Lessee by this Lease, and Lessee hereby expressly assigns to Lessor all of its right, title and interest in and to every such Net Award and agrees that Lessee shall not be entitled to any Net Award or other payment for the value of Lessee’s leasehold interest in this Lease.

Section 11.03. Partial Condemnation or Casualty. In the event of a Condemnation which is not a Total Condemnation (each such event, a “Partial Condemnation”), or in the event of a Casualty:

(a) Net Awards. Subject to Section 11.03(b)(ii) and Section 11.07 below, all Net Awards shall be paid to Lessor.

(b) Continuance of Lease. This Lease shall continue in full force and effect upon the following terms:

(i) All Rental and other Monetary Obligations due under this Lease shall continue unabated.

(ii) Lessee shall promptly commence and diligently prosecute restoration of such Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as reasonably approved by Lessor. Subject to the terms and provisions of the Mortgages and upon the written request of Lessee (accompanied by evidence reasonably satisfactory to Lessor that such amount has been paid or is due and payable and is properly part of such costs, and that Lessee has complied with the terms of Section 7.02 in connection with the restoration), Lessor shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Lessor, an amount up to but not exceeding the amount of any Net Award received by Lessor with respect to such Partial Condemnation or Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Lessee shall provide evidence reasonably satisfactory to Lessor of the payment of restoration expenses by Lessee up to the amount of the insurance deductible applicable to such Casualty.

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In the event of a Partial Condemnation, Lessor shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Lessee shall bear all additional Costs of such restoration in excess of the Net Award. In the event of a Casualty, Lessee shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Lessee shall bear all additional Costs of such restoration in excess of the Net Award.

(c) Rental. Upon removal of a Property pursuant to Section 11.02 or Section 11.03, the Base Annual Rental shall be reduced by an amount equal to the Lease Rate multiplied by the Net Award.

Section 11.04. Temporary Taking. In the event of a Condemnation of all or any part of any Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rental, Additional Rental or any other Monetary Obligation payable hereunder. Except as provided below, Lessee shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Lessor and Lessee as of the date of such expiration. At the termination of any such Temporary Taking, Lessee will, at its own cost and expense and pursuant to the provisions of Section 7.02, promptly commence and complete restoration of such Property.

Section 11.05. Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Lessee shall be adjusted by Lessor and Lessee. Any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Lessor or, at Lessor’s election, Lessee. Notwithstanding the foregoing or any other provisions of this Section 11.05 to the contrary, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Lessor is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Lessee and otherwise, to file and prosecute Lessee’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Lessee to Lessor under this Lease, in such order, priority and proportions as Lessor in its discretion shall deem proper.

Section 11.06. Lessee Obligation in Event of Casualty. During all periods of time following a Casualty, Lessee shall take reasonable steps to ensure that the affected Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

Section 11.07. Lessee Awards and Payments. Notwithstanding any provision contained in this Article XI, Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any personal property owned by Lessee, any insurance proceeds with respect to any personal property owned by Lessee, the interruption of its business and moving expenses (subject, however, to the provisions of Section 6.03(a)(iv) above), but only if such claim or award does not adversely affect or interfere with the prosecution of Lessor’s claim for the Condemnation or Casualty, or otherwise reduce the amount recoverable by Lessor for the Condemnation or Casualty.

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ARTICLE XII

DEFAULT, CONDITIONAL LIMITATIONS,

REMEDIES AND MEASURE OF DAMAGES

Section 12.01. Event of Default. Each of the following shall be an event of default by Lessee under this Lease (each, an “Event of Default”):

(a) if any representation or warranty of Lessee set forth in this Lease is false in any material respect when made;

(b) if any Rental or other Monetary Obligation due under this Lease is not paid when due and if such failure continues for more than three (3) Business Days after the date such Rental amounts were due or for more than three (3) Business Days after notice to Lessee that any other Monetary Obligations were not paid when due; provided, however, such notice and grace period shall only be available twice in any twelve (12) month period; and further provided, any delay in the payment of Rental as a result of a technical error in the wiring and/or automated clearinghouse process shall not constitute an Event of Default hereunder so long as the same is corrected within three (3) Business Days of the date Lessee receives notice thereof;

(c) if Lessee fails to pay, prior to delinquency, any taxes, assessments or other charges, the failure of which to pay results in the imposition of a lien against any of the Properties, and Lessee fails to cause such resulting lien to be discharged of record or bonded to the satisfaction of Lessor within thirty (30) days subsequent to the filings thereof;

(d) except as set forth in Section 8.01, if Lessee vacates or abandons any Property;

(e) if there is an Insolvency Event affecting Lessee or the Guarantor;

(f) if Lessee fails to observe or perform any of the other covenants, conditions or obligations of Lessee in this Lease; provided, however, if any such failure does not involve the payment of any Monetary Obligation, is not willful or intentional, does not place any Property or any rights or property of Lessor in immediate jeopardy, and is within the reasonable power of Lessee to promptly cure, all as determined by Lessor in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lessor shall have given Lessee notice thereof and a period of thirty (30) days shall have elapsed, during which period Lessee may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30)-day period, as determined by Lessor in its reasonable discretion, and Lessee is diligently pursuing a cure of such failure, then Lessee shall have a reasonable period to cure such failure beyond such thirty (30)-day period, which shall in no event exceed ninety (90) days after receiving notice of such failure from Lessor. If Lessee shall fail to correct or cure such failure within such ninety (90)-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required;

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(g) if a final, nonappealable judgment is rendered by a court against Lessee which has a Material Adverse Effect, and is not discharged or provision made for such discharge within ninety (90) days from the date of entry thereof;

(h) if Lessee shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

(i) if the estate or interest of Lessee in any of the Properties shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made; or

(j) if there is an “Event of Default” or other breach or default by Lessee or the Guarantor under any of the other Transaction Documents or any Other Agreement , after the passage of all applicable notice and cure or grace periods; provided, however, in the event that this Lease has been the subject of a Securitization and any Other Agreement has not been the subject of the same Securitization or any series relating to such Securitization, an “Event of Default” under such Other Agreement shall not constitute an Event of Default under this Lease.

Section 12.02. Remedies. Upon the occurrence, and during continuance, of an Event of Default, after all applicable written notices have been given and all applicable cure periods have expired, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Lessee, Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at Law or in equity, including, without limitation, any one or more of the following:

(a) to terminate this Lease, whereupon Lessee’s right to possession of the Properties shall cease and this Lease, except as to Lessee’s liability as provided herein, shall be terminated;

(b) to the extent not prohibited by applicable Law and subject to the rights of lienholders, if any, to (i) re-enter and take possession of the Properties (or any part thereof) and any or all personal property or fixtures of Lessee upon the Properties and (ii) expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Lessor hereunder or under a forcible entry and detainer statute or similar Law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states or unless the termination thereof be decreed by a court of competent jurisdiction. If Lessee shall, after default, voluntarily give up possession of the Properties to Lessor, deliver to Lessor or its agents the keys to the Properties, or both, such actions shall be deemed to be in compliance with Lessor’s rights and the acceptance thereof by Lessor or its agents shall not be deemed to constitute a termination of the Lease. Lessor reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice that this Lease will terminate on a date to be specified in such notice, in which event this Lease will terminate on such date;

(c) to bring an action against Lessee for any damages sustained by Lessor or any equitable relief available to Lessor and to the extent not prohibited by applicable Law,

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and, subject to the rights of lienholders, to seize and/or remove all personal property or fixtures upon the Properties which Lessee owns or in which it has an interest, in which Lessor shall have a landlord’s lien and/or security interest, and, subject to the rights of lienholders to dispose thereof in accordance with the Laws prevailing at the time and place of such seizure and cause the same to be stored in a public warehouse or elsewhere at Lessee’s sole expense, without becoming liable for any loss or damage resulting therefrom and without resorting to legal or judicial process, procedure or action;

(d) to relet the Properties or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Lessor, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the Rental and other Monetary Obligations due from Lessee in such order as Lessor may, in its sole discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing the Properties for such reletting.

(e) Lessor shall use reasonable efforts to relet the Properties or any part thereof in the event that Lessor regains possession of the Properties prior to the expiration of the Term hereof as a result of an Event of Default by Lessee; provided, however, that in no event shall Lessor’s obligation to mitigate its damages be interpreted to require Lessor to lease any Property to any Person with insufficient credit or upon terms and conditions that are not reasonably acceptable to Lessor. Lessor reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice that this Lease will terminate on a date to be specified in such notice, in which event this Lease will terminate as specified in said notice;

(f) except to the extent prohibited by applicable Law, to accelerate rent after serving Lessee written notice that all Rental and other Monetary Obligations due and owing and scheduled to become due and owing under this Lease before and after the date of such breach for the remainder of the Term shall become immediately due and payable as if it were all payable in advance;

(g) to recover from Lessee all reasonable Costs paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced;

(h) to immediately or at any time thereafter, and with or without notice, at Lessor’s sole option but without any obligation to do so, correct such breach or default and charge Lessee all reasonable Costs incurred by Lessor therein. Any sum or sums so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor. Any such acts by Lessor in correcting Lessee’s breaches or defaults hereunder shall not be deemed to constitute any waiver of Lessor’s right to exercise any or all remedies set forth herein;

(i) to immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Lessee held by Lessor under this Lease or any other Transaction Document or any Other Agreement against any sum owing by Lessee hereunder;

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(j) Without limiting the generality of the foregoing or limiting in any way the rights of Lessor under this Lease or otherwise under applicable Laws, at any time after the occurrence, and during the continuance, of an Event of Default, Lessor shall be entitled to apply for and have a receiver appointed under applicable Law by a court of competent jurisdiction (by ex parte motion for appointment without notice) in any action taken by Lessor to enforce its rights and remedies hereunder in order to protect and preserve Lessor’s interest under this Lease or in the Properties and the Personalty (including the Crane), and in connection therewith, LESSEE HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE, AND DURING THE CONTINUANCE BEYOND APPLICABLE NOTICE AND CURE PERIODS DESCRIBED HEREIN, OF AN EVENT OF DEFAULT; and/or

(k) to seek any equitable relief available to Lessor, including, without limitation, the right of specific performance.

Section 12.03. Cumulative Remedies. All powers and remedies given by Section 12.02 to Lessor, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Lessor under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Lessee contained in this Lease, and no delay or omission of Lessor to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Lessor may be exercised from time to time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right in its sole judgment to discontinue any work commenced by Lessor or change any course of action undertaken by Lessor.

Section 12.04. Lessee Waiver. Lessee hereby expressly waives, for itself and all Persons claiming by, through and under Lessee, including creditors of all kinds, (a) any right and privilege which Lessee has under any present or future Legal Requirements to redeem the Properties or to have a continuance of this Lease for the Lease Term after termination of Lessee’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease; (b) the benefits of any present or future Legal Requirement that exempts property from liability for debt or for distress for rent; (c) any present or future Legal Requirement relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of rent; and (d) any benefits and lien rights which may arise pursuant to any present or future Legal Requirement.

ARTICLE XIII

MORTGAGE, SUBORDINATION AND ATTORNMENT

Section 13.01. No Liens. Lessor’s interest in this Lease and/or the Properties shall not be subordinate to any liens or encumbrances placed upon the Properties by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor. NOTICE IS HEREBY GIVEN THAT LESSEE IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PROPERTIES OR LESSEE’S LEASEHOLD INTEREST THEREIN, AND ANY SUCH

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PURPORTED TRANSACTION SHALL BE VOID. For the avoidance of doubt, the foregoing paragraph shall not apply to any Personalty.

Section 13.02. Subordination. This Lease at all times shall automatically be subordinate to the lien of any and all ground leases and Mortgages now or hereafter placed upon any of the Properties by Lessor, provided, however, that as a condition to the subordination of this Lease to any ground leases or Mortgages, Lessor shall provide Lessee with a Subordination, Non-Disturbance, and Attornment Agreement (“SNDA”) in favor of Lessee on such mortgagee’s or lessor’s commercially reasonable standard form, and on which Lessor shall obtain the signature of its mortgagee after Lessee has executed the same. Subject to Lessee’s receipt of an SNDA, and upon request of Lessor, Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such ground leases and Mortgages as shall be desired by Lessor, or any present or proposed mortgagees under trust deeds.

Section 13.03. Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to any of the Properties, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Lessor as landlord under this Lease, Lessee shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Lessor”), and recognize the Successor Lessor as lessor under this Lease, and, subject to the provisions of this Article XIII, this Lease shall continue in full force and effect as a direct lease between the Successor Lessor and Lessee, provided that the Successor Lessor shall only be liable for any obligations of Lessor under this Lease which accrue after the date that such Successor Lessor acquires title. The foregoing provision shall be self-operative and effective without the execution of any further instruments.

Section 13.04. Execution of Additional Documents. Although the provisions in this Article XIII shall be self-operative and no future instrument of subordination shall be required, provided that Lessee receives an SNDA as contemplated in Section 13.02, and within ten (10) business days following written request by Lessor, Lessee shall execute and deliver such additional reasonable instruments as may be reasonably required for such purposes.

Section 13.05. Notice to Lender. Lessee shall give written notice to any Lender having a recorded lien upon any of the Properties or any part thereof of which Lessee has been notified of in writing of any breach or default by Lessor of any of its obligations under this Lease and give such Lender at least sixty (60) days beyond any notice period to which Lessor might be entitled to cure such default before Lessee may exercise any remedy with respect thereto, so long as Lessor has provided Lessee with written notice of such Lender.

ARTICLE XIV

ASSIGNMENT

Section 14.01. Assignment by Lessor. As a material inducement to Lessor’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”) and the other Transaction Documents, Lessee hereby agrees that Lessor may, from time to time and at any time and without the consent of Lessee, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: (a) the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of all, less than all or any portion of the Properties, this Lease or any other Transaction Document, Lessor’s right, title and

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interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or (b) a Securitization and related transactions. Without in any way limiting the foregoing, the parties acknowledge and agree that Lessor, in its sole discretion, may assign this Lease or any interest herein to another Person in order to maintain Lessor’s or any of its Affiliates’ status as a REIT so long as such Person expressly assumes in writing the obligations of Lessor hereunder from and after the date of such assignment. In the event of any such sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee (so long as Lessor and such purchaser or assignee notify Lessee in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Lessor hereunder from and after the date of such assignment). At the request of Lessor, Lessee will execute such documents confirming the sale, assignment or other transfer and such other agreements as Lessor may reasonably request, provided that the same do not increase the liabilities and obligations of Lessee hereunder or adversely impact the rights of Lessee hereunder. Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale (including, without limitation, Lessor’s obligation to deliver any Reserve currently held by Lessor to such purchaser or assignee).

Section 14.02. No Assignment by Lessee.

(a) Lessee acknowledges that Lessor has relied both on the business experience and creditworthiness of Lessee and upon the particular purposes for which Lessee intends to use the Properties in entering into this Lease. Lessee shall not assign, transfer, convey, pledge or mortgage this Lease or any interest herein or any interest in Lessee, whether by operation of Law or otherwise, without the prior written consent of Lessor, not be unreasonably withheld, conditioned or delayed. At the time of any assignment of this Lease by Lessee which is approved by Lessor, the assignee shall assume all of the obligations of Lessee under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Lessor. Such assignment of this Lease pursuant to this Section 14.02 shall not relieve Lessee of its obligations respecting this Lease unless otherwise agreed to by Lessor. Any assignment, transfer, conveyance, pledge or mortgage in violation of this Section 14.02 shall be voidable at the sole option of Lessor. Any consent to an assignment given by Lessor hereunder shall not be deemed a consent to any subsequent assignment.

(b) Notwithstanding anything to the contrary contained in Section 14.02(a) and provided that, at the time of the proposed assignment, no Event of Default has occurred and is continuing and no condition exists which upon the giving of notice or the passage of time, or both, would constitute an Event of Default, and provided further that any assignee agrees to assume all of Lessee’s obligations under this Lease by written agreement approved by Lessor, Lessee shall have the right to assign or otherwise transfer all, but not less than all, of its interest in, to and under this Lease without Lessor’s consent to an Affiliate of Lessee. Lessee shall provide Lessor with at least thirty (30) days’ prior written notice of a proposed assignment to an Affiliate of Lessee, which shall include the proposed assignment agreement and financial information of the assignee. An assignment of this Lease pursuant to this Section 14.02(b) shall not relieve Lessee of its obligations respecting this Lease unless otherwise agreed to by Lessor.

Section 14.03. No Sale of Assets. Without the prior written consent of Lessor, not to be unreasonably withheld, conditioned or delayed, Lessee shall not sell all or substantially all of

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Lessee’s assets. Any sale of Lessee’s assets in violation of this Section 14.03 shall be voidable at the sole option of Lessor. Any consent to a sale of Lessee’s assets given by Lessor hereunder shall not be deemed a consent to any subsequent sale of Lessee’s assets.

Section 14.04.

(a) Subletting. Lessee shall not sublet any or all of the Properties without the prior written consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed, and any such purported subletting in contravention of the foregoing shall be void; provided, however, that without Lessor’s consent, Lessee may sublet any or all of the Properties to any operating entity that is an Affiliate of Lessee, provided that: (1) the related sublease is subject and subordinate to this Lease, is on substantially similar terms to this Lease and does not contain any terms materially inconsistent with this Lease (or if so, the terms of this Lease shall control), and terminates upon the expiration or sooner termination of this Lease; (2) Lessee at all times remains liable hereunder irrespective of any such sublease; (3) the rent due under any sublease shall be fixed rent and shall not be based on the net profits of any sublessee; and (4) the sublet Properties shall be used and occupied only as a Permitted Facility (each, an “Operating Sublease”). Lessee covenants and agrees that Lessee shall furnish Lessor with any and all information requested by Lessor reasonably necessary for a determination of the status of any Operating Sublease, and Lessee shall promptly provide Lessor with copies of each Operating Sublease and/or amendments or modifications thereto and/or terminations thereof.

(b) Collateral Assignment of Operating Subleases. As security for the payment and performance by Lessee of its obligations under this Lease, Lessee hereby assigns, transfers, sets over and grants to Lessor, a security interest in any and all of Lessee’s right, title and interest, powers, privileges and other benefits as landlord under the Operating Subleases, including, without limitation: (1) rent and proceeds thereof; (2) the right to enter upon, take possession of and use any and all property subleased or granted by Lessee under the Operating Subleases; (3) the right to make all waivers and agreements, to give all notices, consents and releases, to take all action upon the happening of any default giving rise to a right in favor of Lessee under the Operating Subleases; and (4) the right to do any and all other things whatsoever which Lessee is or may become entitled to do under the Operating Subleases. Upon the occurrence of and during the continuance of an Event of Default hereunder, Lessee agrees that, at the option of Lessor and in addition to such other rights and remedies as may be afforded to Lessor under this Lease, Lessor shall have the right, without giving notice to or obtaining the consent of Lessee, to exercise, enforce or avail itself of any of the rights, powers, privileges, authorizations or benefits assigned and transferred to Lessor pursuant to this Section, including, without limitation, the right to collect all amounts due under the Operating Subleases. From and after the occurrence of an Event of Default, Lessee does hereby irrevocably appoint Lessor as Lessee’s true and lawful attorney, with full power (in the name of Lessee or otherwise) to ask, require, demand, receive and give acquittance for every payment under or arising out of the Operating Subleases to which Lessee is or may become entitled. Lessee further agrees to execute any and all other instruments deemed reasonably necessary by Lessor to further the intent of the foregoing assignment and to vest Lessor in the Operating Subleases. Notwithstanding any provision contained in this Section, (i) Lessor shall not be obligated to perform or discharge any obligation, duty or liability under the Operating Subleases by reason of the foregoing assignment, and (ii) Lessor shall not be liable or responsible for, and Lessee agrees to indemnify and hold Lessor harmless from and against any liability, loss, cost or damage, claim or demand

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against Lessor arising, directly or indirectly, from or related to the Operating Subleases, except to the extent caused by Lessor’s gross negligence or willful misconduct.

ARTICLE XV

NOTICES

Section 15.01. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; (c) certified or registered mail, return receipt requested; or (d) email transmission (with a confirming copy sent by one of the methods specified in subsections (a)-(c) above), and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested; or (iv) transmission, if delivered by email transmission (provided that a confirming copy is sent by one of the methods specified in subsections (a)-(c) above). Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:

If tod Lessee:	Union Electric Steel Corporation 726 Bell Avenue, Suite 301 P.O. Box 457 Carnegie, PA 15106 Attention: Mike McAuley, SVP, CFO & Treasurer Email: MMcAuley@ampcopgh.com

With a copy to:	Cozen O’Connor 33 South Sixth Street, Suite 3800 Minneapolis, MN 55402 Attention: Steve Katkov, Esq. Email: skatkov@cozen.com

If to Lessor:	STORE Capital Acquisitions, LLC 8377 E. Hartford Drive, Suite 100 Scottsdale, AZ 85255 Attention: Asset Management Email: customerservice@storecapital.com

With a copy to:	Kutak Rock LLP 1801 California Street, Suite 3000 Denver, CO 80202 Attention: Whitney Kopicky, Esq. Email: whitney.kopicky@kutakrock.com or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

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ARTICLE XVI

LANDLORD’S LIEN / CRANE SECURITY INTEREST

Section 16.01. Landlord’s Lien and Security Interest. Lessee agrees that Lessor shall have (a) a first position lien and security interest in the approximately 60-ton crane located at the Property located at 725 Bell Ave., Carnegie, PA 15106 (the “Crane”), and (b) a landlord’s lien, in, on and against all of Lessee’s right, title and interest in, to and under all other Personalty (subject to the rights and interests of superior lienholders), which liens and security interest shall secure the payment of all Rental and other Monetary Obligations payable by Lessee to Lessor under the terms hereof and all other obligations of Lessee to Lessor under this Lease. Lessee agrees that Lessor may file such documents as Lessor then deems appropriate or necessary to perfect and maintain said liens and security interest (provided, however, that any such documents of perfection and/or maintenance for Personalty other than the Crane shall include an express statement that Lessor’s lien is subordinate to any lien, security interest or other collateral rights in and to any Personalty granted by Lessee to any present or future lender), and expressly acknowledges and agrees that, in addition to any and all other rights and remedies of Lessor whether hereunder or at Law or in equity, in the Event of Default of Lessee hereunder, Lessor shall have any and all rights and remedies (subject to the rights and interests of superior lienholders) granted a secured party under the Uniform Commercial Code then in effect in the states where the Properties are located. Lessee covenants to promptly notify Lessor of any changes in Lessee’s name and/or organizational structure which may necessitate the execution and filing of additional financing statements; provided, however, the foregoing shall not be construed as Lessor’s consent to such changes. Excluding the Lessor’s lien and security interest in the Crane, which shall not be subject or subordinate to any lien, security interest or other collateral rights in and to the Crane granted by Lessee to any present or future lender, Lessor’s landlord’s lien granted in the other Personalty hereunder is subordinate to any lien, security interest or other collateral rights in and to any Personalty (excluding the Crane) granted by Lessee to any present or future lender. Lessor shall, promptly upon the request of Lessee, enter into any written acknowledgement of such subordination as Lessee’s lenders from time to time may require. Lessee shall obtain and provide Lessor with a written waiver agreement from any of Lessee’s lenders holding a security interest or collateral rights in any Personalty, whereby such lenders expressly waive any right, title or interest in or to the Crane, which agreement shall be in form and substance reasonably acceptable to Lessor.

ARTICLE XVII

MISCELLANEOUS

Section 17.01. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Lessee with respect to Rental and other Monetary Obligations to be paid hereunder.

Section 17.02. No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Properties by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of any of the

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Properties or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Properties or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

Section 17.03. Interpretation. Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

Section 17.04. Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Lessor entering into this Lease:

(a) Lessor and Lessee intend that (i) this Lease constitutes an unseverable, unitary and single lease of all, but not less than all, of the Properties, and, if at any time this Lease covers other real property in addition to the Properties, neither this Lease, nor Lessee’s obligations or rights hereunder may be allocated or otherwise divided among such properties by Lessee; and (ii) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or losses of Lessee.

(b) Intentionally deleted.

(c) Lessee waives any claim or defense based upon the characterization of this Lease as anything other than as a master lease of all of the Properties. Lessee stipulates and agrees (i) not to challenge the validity, enforceability or characterization of the lease of the Properties as a single, unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Properties; and (ii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 17.04.

Section 17.05. Disclosures.

(a) Securities Act or Exchange Act. The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under the Securities Act or the Exchange Act.

(b) Lessor Advertising and Related Publications. Lessee hereby consents to the use by Lessor of, and Lessor is hereby expressly permitted to use, pictures of stores

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and basic Transaction information (without expressly identifying Lessee) solely in connection with Lessor’s sales, advertising, and press release materials.

(c) Public Disclosures. Except as required by Law (and only to the extent required by Law), Lessee shall not make any public disclosure, including press releases or any form of media release, of this Lease Agreement or any transactions relating hereto or otherwise naming Lessor without the prior written consent of Lessor.

Section 17.06. Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled.

Section 17.07. Memoranda of Lease. Concurrently with the execution of this Lease, Lessor and Lessee shall execute, deliver and record, Lessor’s standard form memorandum of lease in recordable form, indicating the names and addresses of Lessor and Lessee, a description of the Properties, the Lease Term, but omitting Rentals and such other terms of this Lease as Lessor or Lessee may not desire to disclose to the public. The parties hereby agree and acknowledge that such memorandum shall include reference to the Lessor’s covenants set forth in Section 8.04 of this Lease. Further, upon Lessor’s request following the expiration or earlier termination of this Lease in accordance with provisions set forth herein, Lessee shall execute and acknowledge a termination of lease and/or quitclaim deed in recordable form to be recorded by Lessor. The third sentence of this Section 17.07 shall survive the expiration or earlier termination of this Lease.

Section 17.08. No Brokerage. Lessor and Lessee represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Properties. Each of Lessor and Lessee agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.

Section 17.09. Waiver of Jury Trial and Certain Damages. LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LESSOR AND LESSEE, LESSEE’S USE OR OCCUPANCY OF THE PROPERTIES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF LESSOR OR LESSEE, AS APPLICABLE, OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY LESSOR AND LESSEE OF ANY RIGHT EITHER MAY

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HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 17.10. Securitizations. As a material inducement to Lessor’s willingness to enter into the Transactions contemplated by this Lease and the other Transaction Documents, Lessee hereby acknowledges and agrees that Lessor may, from time to time and at any time (a) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and (b) (i) act or permit another Person to act as sponsor, settler, transferor or depositor of, or a holder of interests in, one or more Persons or other arrangements formed pursuant to a trust agreement, indenture, pooling agreement, participation agreement, sale and servicing agreement, limited liability company agreement, partnership agreement, articles of incorporation or similar agreement or document; and (ii) permit one or more of such Persons or arrangements to offer and sell stock, certificates, bonds, notes, other evidences of indebtedness or securities that are directly or indirectly secured, collateralized or otherwise backed by or represent a direct or indirect interest in whole or in part in any of the assets, rights or properties described in Section 14.01 of this Lease, in one or more Persons or arrangements holding such assets, rights or properties, or any of them (collectively, the “Securities”), whether any such Securities are privately or publicly offered and sold, or rated or unrated (any combination of which actions and transactions described in both clauses (i) and (ii) in this paragraph, whether proposed or completed, are referred to in this Lease as a “Securitization”). Lessee shall cooperate fully with Lessor and any Affected Party with respect to all reasonable requests and due diligence procedures and use reasonable efforts to facilitate such Securitization, provided that such cooperation shall be at no additional cost or expense to Lessee so long as Lessee is not otherwise required to provide such information to Lessor pursuant to the other provisions of this Lease.

Section 17.11. State-Specific Provisions. The provisions and/or remedies which are set forth on the attached Exhibit D shall be deemed a part of and included within the terms and conditions of this Lease.

Section 17.12. Time is of the Essence; Computation. Time is of the essence with respect to each and every provision of this Lease. If any deadline provided herein falls on a non-Business Day, such deadline shall be extended to the next day that is a Business Day.

Section 17.13. Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor’s right to collect any unpaid amounts or an accord and satisfaction.

Section 17.14. Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

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Section 17.15. Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

Section 17.16. Other Documents. Each of the parties agrees to sign such other and further reasonable documents as may be reasonably necessary or appropriate to carry out the intentions expressed in this Lease.

Section 17.17. Entire Agreement. This Lease and any other instruments or agreements referred to specifically herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.

Section 17.18. Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the state or states where the Properties are located. Lessee consents that it may be served with any process or paper by registered mail or by personal service within or without the state or states where the Properties are located in accordance with applicable Law. Furthermore, Lessee waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. This Lease shall be governed by, and construed with, the Laws of the applicable state or states in which the Properties are located, without giving effect to any state’s conflict of Laws principles.

Section 17.19. Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original. Furthermore, the undersigned agree that transmission of this Lease via e-mail in a “.pdf” or other electronic format shall be deemed transmission of the original Lease for all purposes.

ARTICLE XVIII

RIGHT OF FIRST REFUSAL

Section 18.01. Offer. Subject to the terms and conditions set forth in this Article XVIII, if Lessor desires to sell any Property and receives a bona fide written offer from a third party which offer is in all respects acceptable to Lessor, Lessor shall deliver a complete copy of such bona fide third party offer to Lessee (“Third Party Offer”). Within fifteen (15) business days of Lessee’s receipt of such Third Party Offer from Lessor, and a written statement of Lessor’s desire to sell the Property in accordance with such Third Party Offer, Lessee shall have the right to purchase Lessor’s interest in any such Property for the amount contained in such Third Party Offer (the “Subject Purchase Price”) and on the other terms and conditions provided in such Third Party Offer by delivering written notice to Lessor of Lessee’s desire to purchase Lessor’s interest in any such Property on the terms contained in the Third Party Offer (“Purchase Offer”). Lessee shall complete such purchase, subject to the satisfaction of each of the terms and conditions set forth in Section 18.02 below.

Section 18.02. Conditions Precedent.

(a) The purchase of Lessor’s interest in a Property pursuant to Section 18.01 shall be subject to the fulfillment of all of the following terms and conditions: (1) no Event

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of Default shall have occurred and be continuing under this Lease or other Transaction Documents; (2) Lessee shall have paid to Lessor the Subject Purchase Price, together with all Rental and other Monetary Obligations then due and payable under this Lease as of the date of the closing of such purchase; (3) in addition to payment of the Subject Purchase Price, Lessee shall have satisfied its obligations under Section 18.03 below; and (4) the date of the closing of such purchase shall occur on the second scheduled Base Monthly Rental payment date following Lessor’s receipt of the Purchase Offer.

(b) On the date of the closing of the purchase of a Property pursuant to this Section (the “Purchase Closing Date”), subject to satisfaction of the foregoing conditions: (1) all obligations of either party hereunder with respect to the applicable Property shall cease and the Base Annual Rental shall be reduced as set forth in Section 18.02(c) below; provided, however, such termination shall not limit Lessee’s obligations to Lessor under any indemnification provisions of this Lease and Lessee’s obligations to pay any Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the Purchase Closing Date shall survive the termination of this Lease; and (2) Lessor shall convey such Property to Lessee “as is” by special warranty deed, subject to all matters of record (except for any consensual liens granted by Lessor other than those granted by Lessor at the request of Lessee), and without further representation or warranty.

(c) Upon removal of a Property pursuant to Section 18.02(b), the Base Annual Rental shall be reduced by an amount equal to the Base Annual Rental marketed and agreed to in the Third Party Offer for the Property being sold; provided, however, the total amount of Base Annual for all Properties shall remain the same as before any sale (subject to scheduled Rental Adjustments).

Section 18.03. Costs. Lessee shall be solely responsible for the payment of all Costs resulting from any proposed purchase pursuant to this Article XVIII, regardless of whether the purchase is consummated, including, without limitation, to the extent applicable, the cost of title insurance and endorsements, including, survey charges, stamp taxes, mortgage taxes, transfer taxes and fees, escrow and recording fees, taxes imposed on Lessor as a result of such purchase, the attorneys’ fees of Lessee and the reasonable attorneys’ fees and expenses of counsel to Lessor; provided, however, that all stamp taxes or transfer taxes due from any proposed purchase pursuant to this Article XVIII shall be allocated between Lessor and Lessee as set forth in the Third Party Offer, and provided further, that if the Third Party Offer is silent on the allocation of stamp taxes or transfer taxes, Lessee shall pay all stamp taxes or transfer taxes due from any proposed purchase pursuant to this Article XVIII.

Section 18.04. Termination of Right. NOTWITHSTANDING ANYTHING TO THE CONTRARY, LESSEE’S RIGHTS UNDER THIS ARTICLE XVIII SHALL TERMINATE AND BE NULL AND VOID AND OF NO FURTHER FORCE AND EFFECT IF (i) LESSEE FAILS TO EXERCISE THE RIGHT GRANTED PURSUANT TO THIS ARTICLE, AND THE SALE TO THE THIRD PARTY PURCHASER IS CONSUMMATED; (ii) THIS LEASE TERMINATES OR THE LEASE TERM EXPIRES; (iii) THE PROPERTY IS SOLD OR TRANSFERRED PURSUANT TO THE EXERCISE OF A PRIVATE POWER OF SALE OR JUDICIAL FORECLOSURE OR ACCEPTANCE OF A DEED IN LIEU THEREOF; OR (iv) THIS LEASE SHALL BE TERMINATED BY LESSOR FOLLOWING AN EVENT OF DEFAULT BY SUBLESSEE. IN ANY SUCH EVENT, LESSEE SHALL EXECUTE A QUITCLAIM DEED AND SUCH OTHER DOCUMENTS AS LESSOR SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS RIGHT UNDER THIS ARTICLE XVIII.

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Section 18.05. Attornment. If Lessee does not deliver its Purchase Offer to purchase the Property and the Property is transferred to a third party purchaser, Lessee will attorn to any third party purchaser as Lessor so long as such third party purchaser and Lessor notify Lessee in writing of such transfer, and this Lease shall continue in full force and effect as a direct lease between such third party purchaser and Lessee. At the request of Lessor, Lessee will execute such documents confirming the agreement referred to above and such other agreements as Lessor may reasonably request, provided that such agreements do not increase the liabilities and obligations of Lessee hereunder.

Section 18.06. Exclusions. The provisions of this Article XVIII shall not apply to or prohibit (i) any mortgages or other hypothecation of Lessor’s interest in the Property; (ii) any sale of the Property pursuant to a private power of sale under or judicial foreclosure of any mortgage or other security instrument or device to which Lessor’s interest in the Property is now or hereafter subject; (iii) any transfer of Lessor’s interest in the Property to a mortgagee or other holder of a security interest therein or their designees by deed in lieu of foreclosure; (iv) intentionally deleted; (v) any transfer of the Property to any Affiliate of Lessor; (vi) any transfers of interests in Lessor by any member, shareholder, partner or other owner to any other member, shareholder, partner or other owner; and (vii) any transfers to any Person to whom Lessor sells all or substantially all of its assets.

ARTICLE XIX

OPTION TO PURCHASE

Section 19.01. Option. Lessee shall have the option to give Lessor a notice delivered at least forty-five (45) days prior to the tenth (10th) anniversary of the Effective Date (an “Option Notice”) of Lessee’s election to purchase all of the Properties for a price equal to the greater of (i) their Fair Market Value, or (ii) 115% of Lessor’s Total Investment for the Properties, in which event Lessee shall have the right to purchase all the Properties from Lessor upon the terms set forth herein. Subject to any Force Majeure Events or delays caused by Lessor, the closing for such purchase must occur within thirty (30) days following Lessor’s receipt of the Option Notice if the required Fair Market Value has been determined, and, if not, a day for day extension will be allowed until the Fair Market Value is determined as provided herein, but in no event shall closing occur later than the expiration of the Term.

Section 19.02. Closing. Upon exercise of this option, Lessor and Lessee shall open a new escrow account with a recognized title insurance company selected by Lessee with Lessor’s reasonable approval. Such escrow shall be subject to the standard escrow instructions of the escrow agent, to the extent they are not inconsistent herewith. At or before the close of escrow, Lessor shall deliver to the escrow agent its special or limited warranty deed conveying to Lessee all of Lessor’s right, title and interest in the Properties free and clear of all liens and encumbrances except liens for taxes and assessments and easements, covenants and restrictions of record which were attached to the Properties as of the applicable dates Lessor acquired the Properties, attached during the Lease Term through Lessee’s action or inaction, as the case may be, have been granted by Lessor in lieu of a taking by the power of eminent domain or the like, or have been approved by Lessee. In the event Lessor is unable to convey title as required, Lessee shall have the right to accept such title as Lessor can convey or elect not to consummate its exercise of the option. Both Lessor and Lessee agree to execute a mutually agreeable purchase agreement, escrow instructions and such other instruments as may be necessary or appropriate to consummate the sale of the Properties in the manner and containing the terms herein provided. All Costs incurred in connection with Lessee’s exercise of the option, including, but not limited to,

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escrow fees, title insurance fees, recording costs or fees, reasonable attorneys’ fees (including those of the Lessor), appraisal fees, shall be borne by Lessee; provided, however, that that Lessor and Lessee shall each pay one-half of all stamp taxes or transfer taxes due from any proposed purchase pursuant to this Article XVIII, and provided, further, that Lessor shall be responsible for the cost of removing any monetary encumbrances to title placed by or on behalf of Lessor prior to the close of escrow. Lessee shall continue to pay and perform all of its obligations under this Lease until the close of escrow. The purchase price paid by Lessee in exercising this option shall be paid to Lessor or to such person or entity as Lessor may direct at closing in immediately available funds. The closing date may be extended for a reasonable period of time to permit Lessor to cure title defects or to permit either party to cure any other defects or defaults provided each party is diligently seeking to cure such defect or default and Lessee continues to perform its obligations hereunder. In the case of any mortgage or other monetary lien arising by, through or under Lessor (but not arising by, through or under Lessee), Lessor shall cause such mortgage or monetary lien to be fully paid and discharged on or prior to the close of escrow, including by, without limitation, causing the escrow agent to first apply the purchase price to the payment of such mortgage or monetary lien, with the balance be paid over to Lessor at closing.

Section 19.03. Termination of Option. Notwithstanding anything to the contrary, Lessee’s rights under this Article 18 shall terminate and be null and void and of no further force and effect if (i) this Lease terminates or the Lease Term expires; or (ii) an Event of Default shall have occurred and be continuing at the time of Lessee’s exercise of its rights under this Article XIX. In any such event, Lessee shall execute a quitclaim deed and/or such other documents as Lessor shall reasonably request evidencing the termination of Lessee’s right under this Article XIX.

Section 19.04. No Assignment of Option. Lessee may not sell, assign, transfer, hypothecate or otherwise dispose of the option granted herein or any interest therein, except in conjunction with a permitted assignment of Lessee’s entire interest herein and then only to the assignee thereof. Any attempted assignment of this option which is contrary to the terms of this Section shall be deemed to be an Event of Default under this Lease and the option granted herein shall be void.

Section 19.05. No Prohibited Transaction. Notwithstanding the foregoing, the purchase option described in this Section shall be null and void in the event that Lessor determines, in its sole and absolute discretion, that the sale of the Properties would cause Lessor to recognize income or gain from a “prohibited transaction” as defined under Section 857(b)(6) of the Internal Revenue Code of 1986, as amended.

Section 19.06. Fair Market Value. For purposes of determining the “Fair Market Value” of the Properties, Lessor shall, at Lessee’s sole expense, retain an independent MAI appraiser to prepare an appraisal of the fair market value of the Properties, including any additions or renovations thereto. In determining the Fair Market Value of the Properties, the appraiser shall utilize the cost, income and sales comparison approaches to value. The average amount which results from the calculation of each of the cost approach, the income approach and the sales comparison approach, all as determined in accordance with the provisions of this subsection, shall constitute the “fair market value” of the Properties for purposes of this subsection. If within five (5) days after being notified of the results of such appraisal, Lessee elects to reject that appraisal, then the first appraisal shall become null and void and Lessor shall nominate to Lessee a list of not less than three (3) independent MAI appraisers who are experienced with appraising property similar to the Properties, and Lessee shall select one appraiser. Within five (5) days of such selection, Lessor shall retain such appraiser, at Lessee’s sole expense, to prepare an

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appraisal of the Properties in the same manner described above and the results of such appraisal shall be the “fair market value” of the Properties for purposes of such subsection.

ARTICLE XX

SUBSTITUTION

Section 20.01. Right to Substitute. Subject to the provisions of this Article XX, Lessee shall have the right to substitute like-kind assets for the Properties; provided, however, (i) Lessee shall not have any such substitution right if the substitution of any Property would cause Lessor to recognize income or gain from a “prohibited transaction” as defined under Section 857(b)(6) of the Code or such substituted like-kind asset is not “real property” under Section 856 of the Code; (ii) intentionally deleted; (ii) any proposed substitution shall be subject to the terms contained in Section 20.02 below; and (iv) such substitution shall be subject to the sole reasonable consent of Lessor, such consent not to be exercised in an arbitrary or capricious manner, using a commercially reasonable rationale that takes into consideration the provisions of this Article XX.

Section 20.02. Conditions. If Lessee elects to conduct a substitution such that another unencumbered property location or locations (each, a “Substitute Property”) is substituted for a Property being released (each, a “Replaced Property”), the substitution shall comply with the following:

(a) Lessor shall have received at least thirty (30) days’ prior written notice requesting the substitution and identifying the Substitute Property and Replaced Property.

(b) The Substitute Property (i) shall be a Permitted Facility, in generally good condition and repair, ordinary wear and tear excepted, taking into account the age and all existing and prior uses of such Substitute Property; and (ii) shall be made subject to this Lease with no decline in Base Annual Rental or any other Rental due hereunder.

(c) Lessor shall have received a current appraisal performed by an MAI Appraiser (in form and substance reasonably satisfactory to Lessor) of the Substitute Property prepared within thirty (30) days prior to the release and substitution date (the “Substitution Date”) showing an appraised value equal to or greater than the appraised value of the Replaced Property as of the Substitution Date and as of the date Lessor acquired the applicable Property.

(d) If the Replaced Property is part of a Securitization, Lessor shall have received confirmation from the rating agency (or agencies, if applicable) to the effect that such release and substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such release and substitution for the securities issued in connection with the Securitization that are then outstanding. Lessor shall use commercially reasonable efforts to obtain the confirmation required by this clause (d).

(e) Lessor shall have evaluated the unit-level financial statements of the Substitute Property for the immediately preceding twelve (12) month period, and in its sole but reasonable discretion, concluded that the unit-level financial results of the Substitute Property are acceptable to Lessor to qualify the property as a Substitute Property.

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(f) No Event of Default shall have occurred and be continuing and Lessee shall be in compliance in all material respects with all terms and conditions set forth in this Lease on Lessee’s part to be observed or performed. Lessor shall have received a certificate from Lessee confirming the foregoing, stating that the representations and warranties of Lessee contained in this Lease are true and correct in all material respects on and as of the Substitution Date (or if untrue, providing details regarding the same), with respect to Lessee, the Properties and the Substitute Property and containing any other representations and warranties with respect to Lessee, the Properties and the Substitute Property as Lessor may reasonably require. Lessor may object in its reasonable discretion to any material exceptions as to the representations and warranties set forth in Lessee’s certificate.

(g) Lessor shall have received a preliminary title report and irrevocable commitment to insure title by means of an ALTA extended coverage owner’s policy and lender’s policy of title insurance, as applicable (or their equivalent in the event such forms are not issued in the jurisdiction where the Substitute Property is located) for the Substitute Property issued by a title company selected by Lessor and committing to insure Lessor’s good and marketable title to the Substitute Property and the priority of any lien of a mortgagee of Lessor encumbering the Substitute Property (a “Mortgagee”), subject only to permitted exceptions reasonably acceptable to Lessor and Mortgagee and containing such coverage and endorsements as Lessor and Mortgagee may reasonably require. Lessor also shall have received a title policy endorsement or a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot.

(h) Lessor shall have received a current ALTA survey of the Substitute Property, the form of which shall be reasonably acceptable to Lessor and Mortgagee, and their respective successors and assigns, and sufficient to cause the standard survey exceptions set forth in the title policies referenced above to be deleted.

(i) Lessor shall have inspected and approved the Substitute Property utilizing, among other things, its property diligence and underwriting criteria, including without limitation, (x) completion of a property condition report with respect to the Substitute Property concluding that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in generally good condition and repair and free of damage or waste; and (y) completion of such environmental due diligence of the Substitute Property as Lessor deems necessary or advisable in its reasonable discretion, including but not limited to, receiving an environmental report and/or an environmental insurance policy with respect to the Substitute Property (if deemed necessary or appropriate in Lessor’s reasonable discretion); provided, however, that any vendor conducting an environmental inspection must be a reputable vendor with appropriate credentials and insurance; and provided, further, that notwithstanding anything contained herein to the contrary, if Lessee fails or refuses to permit any additional subsurface environmental testing or investigation of the Substitute Property, Lessee shall be deemed to have elected to withdraw its request for a substitution.

(j) Lessee shall have paid for all of Lessor’s reasonable out-of-pocket Costs incurred with respect to such proposed substitution, including, without limitation, Lessor’s third party inspection costs and expenses with respect to the Substitute Property and any costs associated with the conveyance of the Replaced Property by Lessor to Lessee. Lessee shall be solely responsible for the payment of all Costs resulting from such

39	STORE/Ampco A&R Master Lease Agreement 6 Properties in PA, IN and VA File No.: 7210/02-637

proposed substitution, regardless of whether such substitution is consummated, including, without limitation, the cost of title insurance and endorsements for Lessor, survey charges, stamp taxes, mortgage taxes, transfer fees, escrow and recording fees, the cost of environmental due diligence undertaken pursuant to this Section 20.02, including, without limitation, the cost of environmental insurance (if necessary or appropriate), the cost of the appraisal required by Section 20.02(c), any additional taxes imposed on Lessor as a result of such substitution, any reasonable costs and expenses of the Mortgagee and the rating agency (or agencies), if applicable, incurred in connection with the substitution and the reasonable attorneys’ fees and expenses of counsel to Lessee and Lessor.

(k) Lessor shall have received quarterly and annual operating statements, in substantially the same form as provided with respect to the Properties, for the Substitute Property for the most current completed quarter and fiscal year and comparable operating statements for the Replaced Property, each certified by Lessee to Lessor as being true and correct in all material respects and a certificate from Lessee certifying that, to Lessee’s knowledge, there has been no material adverse change in the financial condition of the Substitute Property since the date of such operating statements. In the event that the Substitute Property has recently opened for business at the time of substitution so that a current operating statement is not available, Lessee shall deliver a pro forma operating statement reasonably acceptable to Lessor for such Substitute Property.

(l) Lessee shall have delivered to Lessor an estoppel certificate in accordance with Section 9.05 of this Lease.

(m) Mortgagee shall have received from Lessee subordination agreements in form reasonably approved by Mortgagee.

(n) Intentionally Deleted.

(o) Lessee shall have executed such documents as may be reasonably required by Lessor as a result of such substitution, including amendments to this Lease and any memorandum of this Lease (the “Substitute Documents”), all of which documents shall be in form and substance reasonably satisfactory to Lessor.

(p) Lessee shall deliver an officer’s certificate certifying that the requirements set forth in this Section 20.02 have been satisfied.

Upon satisfaction of the foregoing conditions set forth in this Section 20.02, (i) the Substitute Property shall be deemed substituted for the Replaced Property; (ii) the Substitute Property shall be referred to herein as a “Property” and included within the definition of “Properties”; (iii) the Substitute Documents shall be dated as of the date of the substitution; and (iv) the Replaced Property shall be released from this Lease and Lessor shall convey the Replaced Property to Lessee or a designee of Lessee “as is” by special warranty deed, subject to the Permitted Encumbrances (excluding any mortgage corresponding to the Replaced Property and any other consensual liens granted by Lessor, except for those granted by Lessor at the request of Lessee), and without representation or warranty except for those contained in such special warranty deed.

[Remainder of page intentionally left blank; signature page(s) to follow]

40	STORE/Ampco A&R Master Lease Agreement 6 Properties in PA, IN and VA File No.: 7210/02-637

IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSOR:

STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company

By:	/s/ Sharon Hatchell

Printed Name: Sharon Hatchell

Title:	Senior Vice President

STORE/Ampco A&R Master Lease Agreement 6 Properties in PA, IN and VA File No.: 7210/02-637

IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSEE:

UNION ELECTRIC STEEL CORPORATION, a Pennsylvania corporation

By:	/s/ Michael G. McAuley

Printed Name: Michael G. McAuley

Title:	Secretary

STORE/Ampco A&R Master Lease Agreement 6 Properties in PA, IN and VA File No.: 7210/02-637

EXHIBITS

Exhibit A:	Defined Terms

Exhibit B:	Legal Descriptions and Street Addresses of the Properties

Exhibit C:	Authorization Agreement – Pre-Arranged Payments [Omitted]

Exhibit D:	State-Specific Provisions

Schedule 8.03	Environmental Addendum [Omitted]

Schedule 9.03	Supplemental Financial Information [Omitted]

STORE/Ampco A&R Master Lease Agreement 6 Properties in PA, IN and VA File No.: 7210/02-637

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Lease:

“Additional Rental” has the meaning set forth in Section 4.03.

“Adjustment Date” has the meaning set forth in Section 1.07.

“Affected Party” means each direct or indirect participant or investor in a proposed or completed Securitization, including, without limitation, any prospective owner, any rating agency or any party to any agreement executed in connection with the Securitization.

“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Anti-Money Laundering Laws” means all applicable Laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.

“Base Annual Rental” has the meaning set forth in Section 1.05.

“Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental.

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“Casualty” means any loss of or damage to any property included within or related to the Properties or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Condemnation” means a Taking and/or a Requisition.

“Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.

“Crane” has the meaning set forth in Section 16.01.

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“Default Rate” means 12% per annum or the highest rate permitted by Law, whichever is less.

“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.

“Environmental Laws” means federal, state and local Laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of Law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Lessee and/or the Properties.

“Environmental Liens” means any liens and other encumbrances imposed pursuant to any Environmental Law.

“Environmental Policy” means a pollution legal liability insurance policy issued by an environmental insurer reasonably acceptable to Lessor and Lessor’s lender, which Environmental Policy shall be in form and substance satisfactory to Lessor and shall be in amounts reasonably acceptable to Lessor aggregate for losses caused by known and unknown pollution conditions that arise from the operations of the tenant, their contractors, or their sub-contractors, with coverage to include: (a) bodily injury or death, (b) property damage, including physical injury to or destruction of tangible property, (c) clean-up costs, and (d) defense, including costs, charges and expenses incurred in the investigation, adjustment or defense of claims for damages.

“Event of Default” has the meaning set forth in Section 12.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Option” has the meaning set forth in Section 3.02.

“Extension Term” has the meaning set forth in Section 3.02.

“Fair Market Rental” has the meaning set forth in Section 3.04.

“Fair Market Value” has the meaning set forth in Section 19.06.

“Force Majeure Event” has the meaning set forth in Section 17.01.

“GAAP” means generally accepted accounting principles, consistently applied from period to period.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local Laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Guarantor” means Ampco-Pittsburgh Corporation, a Pennsylvania corporation, or any additional or replacement guarantor(s) approved by Lessor in its sole and absolute discretion.

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“Guaranty” means that certain Amended and Restated Unconditional Guaranty of Payment and Performance dated as of the date hereof given by Guarantor for the benefit of Lessor, as the same may be amended from time to time.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes any of the Properties to be in violation of any local, state or federal Law or regulation, or Environmental Law, or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal Law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid Laws; (b) asbestos in any form which is friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) per- and poly-fluoroalkyl substances; (d) underground storage tanks; and (e) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Indemnified Parties” means Lessor, its members, managers, officers, directors, shareholders, partners, employees, affiliates, subsidiaries, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lessor.

“Initial Term” has the meaning set forth in Section 3.01.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

“Insurance Premiums” has the meaning in Section 6.04.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

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“Lease Rate” means a percentage equal to (a) the then-current Base Monthly Rental multiplied by twelve (12), divided by (b) the aggregate purchase price of all of the Properties paid by Lessor (or Lessor’s predecessor-in-interest).

“Lease Term” has the meaning described in Section 3.01.

“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Lessee or to any of the Properties, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Properties, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Properties.

“Lender” means any lender in connection with any loan secured by Lessor’s interest in any or all of the Properties, and any servicer of any loan secured by Lessor’s interest in any or all of the Properties.

“Lessee Entity” or “Lessee Entities” means individually or collectively, as the context may require, Lessee and Guarantor.

“Lessee Reporting Entities” means individually or collectively, as the context may require, Lessee and Guarantor.

“Lessor Entity” or “Lessor Entities” means individually or collectively, as the context may require, Lessor and all Affiliates of Lessor.

“Lessor’s Total Investment” means the sum of (a) the gross purchase price paid for the Properties by Lessor (including, without limitation, any mortgage debt incurred or assumed in connection therewith), plus (b) the closing costs and expenses incurred by Lessor with respect to the purchase of the Properties.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).

“Master Environmental Policy” means a master environmental insurance policy maintained by Lessor (or any Affiliate thereof) that covers other real property owned by Lessor (or any Affiliate thereof).

“Material Adverse Effect” means a material adverse effect on (a) any Property, including without limitation, the operation of any Property as a Permitted Facility and/or the value of any Property; (b) the contemplated business, condition, worth or operations of any Lessee Entity; (c) Lessee’s ability to perform its obligations under this Lease; (d) Lessor’s interests in any of the Properties, this Lease or the other Transaction Documents; or (e) Guarantor’s ability to perform its obligations under the Guaranty.

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“Monetary Obligations” means all Rental and all other sums payable or reimbursable by Lessee under this Lease to Lessor, to any third party on behalf of Lessor, or to any Indemnified Party.

“Mortgagee” has the meaning set forth in Section 20.02(g).

“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Lessor for the benefit of Lender with respect to any or all of the Properties, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.

“Net Award” means (a) the entire award payable with respect to a Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to a Property, as the case may be, and in either case, less any Costs incurred by Lessor in collecting such award or proceeds.

“OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (31 CFR Part 595), the Terrorism List Governments Sanctions Regulations (31 CFR Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 CFR Part 597), and the Cuban Assets Control Regulations (31 CFR Part 515), and all other present and future federal, state and local Laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after September 2018, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar Laws, ordinances, regulations, policies or requirements of other states or localities.

“Operating Sublease” has the meaning set forth in Section 14.04.

“Option Notice” has the meaning set forth in Section 19.01.

“Other Agreements” means, collectively, all agreements and instruments now or hereafter entered into between, among or by (a) any of the Lessee Entities; and, or for the benefit of, (b) any of the Lessor Entities, including, without limitation, leases, promissory notes and guaranties, but excluding this Lease and all other Transaction Documents.

“Partial Condemnation” has the meaning set forth in Section 11.03.

“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the state or states where the Properties are located.

“Permitted Facility” or “Permitted Facilities” means a steel making, forging, heat treating and/or machining center, an air handling system production facility, a heat exchanger production

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facility, or a centrifugal pump manufacturing facility, all related purposes such as ingress, egress and parking, and uses incidental thereto, including without limitation, general office use.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Personalty” means any and all “goods” (excluding “inventory,” and including, without limitation, all “equipment,” “fixtures,” appliances and furniture (as “goods,” “inventory,” “equipment” and “fixtures” are defined in the applicable Uniform Commercial Code then in effect in the applicable jurisdiction)) from time to time situated on or used in connection with any of the Properties, whether now owned or held or hereafter arising or acquired, together with all replacements and substitutions therefore and all cash and non-cash proceeds (including insurance proceeds and any title and UCC insurance proceeds) and products thereof, and, in the case of tangible collateral, together with all additions, attachments, accessions, parts, equipment and repairs now or hereafter attached or affixed thereto or used in connection therewith. Personalty expressly includes production and processing equipment, cranes, apparatus, machinery or appliances owned or leased by Lessee and used or usable by Lessee in connection with the operation of its business on the real estate, whether or not the same are affixed to the real property, Personalty expressly excludes fixtures incorporated into the improvements at the Property, including, lighting, electrical, wiring, HVAC units, walk-in coolers, walk-in freezers, supply fans, exhaust fans, air ducts, electric and utility lines, pipes, pumps, water heaters, tanks, conduits, switchboards, elevators, fire prevention equipment, attached carpeting and floor coverings, toilets, sinks, countertops, doors and windows, compressors, sign poles and lighting poles.

“Price Index” means the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982 - 1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency. In the event that the Price Index ceases to be published, its successor index measuring cost of living as published by the same Governmental Authority which published the Price Index shall be substituted and any necessary reasonable adjustments shall be made by Lessor and Lessee in order to carry out the intent of Section 4.02. In the event there is no successor index measuring cost of living, Lessor shall reasonably select an alternative price index measuring cost of living that will constitute a reasonable substitute for the Price Index.

“Prior Lease” has the meaning set forth in the second introductory paragraph of this Lease.

“Property” or “Properties” means those parcels of real estate legally described on Exhibit B attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures (excluding Personalty), and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate). Notwithstanding anything contained herein to the contrary, Lessor hereby acknowledges and agrees that the foregoing definition shall not include the Personalty.

“Real Estate Taxes” has the meaning set forth in Section 6.05.

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local Laws applicable to or regulating USTs.

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“REIT” means a real estate investment trust as defined under Section 856 of the Code.

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs or any Threatened Release.

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.

“Rental” means, collectively, the Base Annual Rental and the Additional Rental.

“Rental Adjustment” means an amount equal to the lesser of (a) 2.02% of the Base Annual Rental in effect immediately prior to the applicable Adjustment Date, or (b) 1.25 multiplied by the product of (i) the percentage change between the Price Index used for the immediately preceding Adjustment Date, and the Price Index for the month which is two months prior to the applicable Adjustment Date; and (ii) the then current Base Annual Rental.

“Replaced Property” has the meaning set forth in Section 20.02.

“Requisition” means any temporary requisition or confiscation of the use or occupancy of any of the Properties by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Reserve” has the meaning in Section 6.05.

“Securities” has the meaning set forth in Section 17.10.

“Securities Act” means of the Securities Act of 1933, as amended.

“Securitization” has the meaning set forth in Section 17.10.

“Substitute Documents” has the meaning set forth in Section 20.02(o).

“Substitute Property” has the meaning set forth in Section 20.02.

“Substitution Date” has the meaning set forth in Section 20.02(c).

“Successor Lessor” has the meaning set forth in Section 13.03.

“Taking” means (a) any taking or damaging of all or a portion of the Properties (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the

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date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the Law applicable to the Properties.

“Temporary Taking” has the meaning set forth in Section 11.04.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any Property which may result from such Release.

“Total Condemnation” has the meaning set forth in Section 11.02.

“Transaction” has the meaning set forth in Section 14.01.

“Transaction Documents” means this Lease, the Guaranty and all documents related thereto.

“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

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EXHIBIT B

LEGAL DESCRIPTIONS AND

STREET ADDRESSES OF THE PROPERTIES

Street Addresses:

31 Union Electric Rd., Burgettstown, PA 15021

725 Bell Ave, Carnegie, PA 15106

3702 Montdale Dr., Valparaiso, IN 46383

726 Bell Ave, Carnegie, PA 15106

4621 Murray Pl., Lynchburg, VA 24502

467 Zane Snead Dr., Amherst, VA 24521

Legal Descriptions:

31 Union Electric Road, Burgettstown, PA 15021

First Described

All that certain tract of land situate in the Township of Smith, County of Washington and Commonwealth of Pennsylvania, bounded and described as follows:

Beginning at a point which point is the two courses and distances from a common corner in State Route 18 between Harmon Creek Coal Corporation and Pennsylvania Game Commission, also designated as Corner No. 182 on Pennsylvania Game Commission map, North 32° 05’ 00” East, a distance of 191.00 feet to a point; thence North 37° 15’ 00” East, a distance of 4.11 feet to a point; thence from said point of beginning along property line between Harmon Creek Coal Corporation and Union Electric Steel Corporation, South 37° 24’ 00” East, a distance of 655.16 feet to a point; thence continuing along said property line, North 52° 36’ 00” East, a distance of 372.50 feet to a point; thence by same, South 37° 24’ 00” East, a distance of 93.77 feet to a point; thence by same, by a curve to the right having a radius of 659.69 feet and an arc distance of 397.45 feet to a point; thence by same, by a curve to the right having a radius of 762.24 feet and an arc distance of 95.16 feet to a point; thence by the same, South 4° 16’ 20” West, a distance of 46.13 feet to a point; thence by same, by a curve to the left having a radius of 588.69 feet and an arc distance of 258.58 feet to a point; thence by same, South 20° 53’ 40” East, a distance of 18.67 feet to a point; thence by same, by a curve to the left having a radius of 499.84 feet and an arc distance of 62.40 feet to a point; thence by same and crossing a branch of the Pennsylvania Railroad, North 61° 57’ 10” East, a distance of 30.00 feet to a point; thence by same, by a curve to the right having a radius of 470.08 feet and an arc distance of 58.68 feet to a point; thence by same, North 20° 53’ 40” West, a distance of 18.65 feet to a point; thence by same, by a curve to the right having a radius of 558.69 feet and an arc distance of 245.40 feet to a point; thence by same, North 4° 16’ 20” East, a distance of 288.94 feet to a point; thence by same, by a curve to the left having a radius of 588.69 feet and an arc distance of 250.00 feet to a point; thence by same, North 52° 36’ 00” East, a distance of 44.13 feet to a point, also designated as Corner No. 86 on Pennsylvania Game Commission map; thence by same, South 58° 30’ 00” East, a distance of 437.95 feet to a point; thence through property of Harmon Creek Coal Corporation, South 27° 08’ 00” West, a distance of 723.14 feet to a point; thence along property line between Harmon Creek Coal Corporation and Union Electric Steel Corporation and crossing a branch of the Pennsylvania Railroad, South 61° 57’ 10” West, a distance of 30.00 feet to a point; thence through property of Harmon Creek Coal Corporation, South 54°

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52’ 00” West, a distance of 227.62 feet to a point in State Route 18; thence along a line in and through State Route 18, the following courses and distances: North 35° 08’ 00” West, a distance of 610.96 feet; North 40° 26’ 10” West, a distance of 251.88 feet; North 36° 21’ 50” West, a distance of 595.89 feet; North 40° 02’ 10” West, a distance of 278.66 feet; North 43° 19’ 00” West, a distance of 409.60 feet; and North 42° 12’ 00” West, a distance of 225.81 feet to a point; thence through property of Harmon Creek Coal Corporation, North 52° 36’ 00” East, a distance of 256.72 feet to a point on property line between Harmon Creek Coal Corporation and Union Electric Steel Corporation; thence along said property line, South 37° 24’ 00” East, a distance of 842.75 feet to a point, the place of beginning.

Containing 19.8710 acres according to survey by Englehardt-Power & Assoc., Inc. on June 3, 1965, and revised on June 15, 1967 and on September 13, 1967.

Being part of the same premises which Charles A. Seibert, unmarried, by his deed dated June 27, 1928 and recorded in the Office of the Recorder of Deeds of Washington County in Deed Book Vol. 556, page 209, granted and conveyed unto Harmon Creek Coal Corporation, party of the first part herein.

Together with all of party of the first part’s rights, title and interest in and to the coal and right of support underneath the above-described surface land.

Excepting and reserving unto party of the first part, its successors and assigns, all oil and gas lying in or under the lands hereinabove described, together with full liberty at all times for party of the first part, its successors and assigns, to extract and carry away the said oil and gas; provided, however, that in the exercise of the rights herein reserved, party of the first part, its successors and assigns, shall have no right of ingress or egress and no right to install any equipment, pipes or devices, or to carry on any operations on or under the above-described surface land.

Excepting and reserving unto party of the first part, its successors and assigns, all oil and gas lying in or under the lands hereinabove described, together with full liberty at all times for party of the first part, its successors and assigns, to extract and carry away the said oil and gas; provided, however, that in the exercise of the rights herein reserved, party of the first part, its successors and assigns, shall have no right of ingress or egress and no right to install any equipment, pipes or devices, or to carry on any operations on or under the above-described surface land.

Further excepting and reserving unto party of the first part, its successors and assigns, the right to extend a railroad spur over or through the above described surface land in a northwesterly direction from the existing terminus of a certain railroad track of the Pennsylvania Railroad Company now lying over and through other property of party of the first part. Such extension of a railroad spur may be either by surface or tunnel construction, provided, however that party of the first part, its successors and assigns, in extending or operating and maintaining such railroad spur shall not unreasonably interfere with the use and possession of the above described surface land and in particular, the use of those portion of the above described premises with respect to which the party of the first part granted to the party of the second part by deed dated August 18, 1965 and recorded in the Office of the Recorder of Deeds of Washington County, Pennsylvania in Deed Book Vol. 1214, page 585, a certain one hundred(100) foot right of way for ingress and egress and (2) by deed of right of way dated October 15, 1965 and recorded in the Office of the Recorder of Deeds of Washington County, Pennsylvania in Deed Book Volume 1221, page 86, a certain fifteen (15) foot right of way for utilities.

Second Described

All that certain tract of land situate in Smith Township, County of Washington, Commonwealth of Pennsylvania, bounded and described as follows:

Beginning at a point which point is the two courses and distance from a common corner in State Route 18 between Harmon Creek Coal Corporation and Pennsylvania Game Commission, also designated as Corner No. 182 on Pennsylvania Game Commission map, North 32° 05’ 00” East a distance of 191.00 feet to a point; thence North 37° 15’ 00” East a distance of 4.11 feet to a point; thence from said point of beginning

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through property of Harmon Creek Coal Corporation North 37° 24’ 00” West a distance of 842.75 feet to a point; thence by same North 52° 36’ 00” East a distance of 668.00 feet to a point; thence along property line between Pennsylvania Game Commission and Harmon Creek Coal Corporation South 37° 24’ 00” East a distance of 1596.95 feet to a point on a property line between Pennsylvania Game Commission and Harmon Creek Coal Corporation; thence along said property line South 23° 50’ 00” West a distance of 137.07 feet to a common corner between Pennsylvania Game Commission property and Harmon Creek Coal Corporation property, also designated as Corner No. 86 on Pennsylvania Game Commission map; thence through the property of Harmon Creek Coal Corporation, South 52° 36’ 00” West a distance of 44.13 feet to a point; thence by same by a curve to the right having a radius of 588.69 feet and an arc distance of 250.00 feet; thence by same South 4° 16’ 20” West a distance of 288.94 feet to a point; thence by same by a curve to the left having a radius of 558.69 feet and an arc distance of 245.40 feet to a point; thence by same South 20° 53’ 40” East a distance of 18.65 feet to a point; thence by same by a curve to the left having a radius of 470.08 feet and an arc distance of 58.68 feet to a point; thence by same and crossing a branch of the Pennsylvania Railroad South 61° 57’ 10” West a distance of 30.00 feet to a point; thence by the same by a curve to the right having a radius of 499.84 feet and an arc distance of 62.40 feet to a point; thence by same North 20° 53’ 40” West, a distance of 18.67 feet to a point; thence by same by a curve to the right having a radius of 588.69 feet and an arc distance of 258.58 feet to a point; thence by same North 4° 16’ 20” East a distance of 46.13 feet to a point; thence by same by a curve to the left having a radius of 762.24 feet and an arc distance of 95.16 feet to a point; thence by same by a curve to the left having a radius of 659.69 feet and an arc distance of 397.45 feet to a point; thence by same North 37° 24’ 00” West a distance of 93.77 feet to a point; thence by same South 52° 36’ 00” West a distance of 372.50 feet to a point; thence by same North 37° 24’ 00” West a distance of 655.16 feet to a point, the place of beginning.

Together with a perpetual right of way or easement for free ingress, egress and regress to and from the property hereinabove described (as well as any property adjacent thereto now or hereafter acquired by the party of the second part, its successors or assigns) and Pennsylvania State Highway Route 18, for the benefit of the party of the second part, its successors and assigns, the successors in title from time to time to such property and every part thereof and their respective licensees and invitees, in and along a right of way 100 feet in width, the center line of which is described as follows:

Beginning at a point in the southwesterly boundary of the property hereinabove described, which point bears South 37° 24’ 0” East, and is distant 300 feet from the Southwesterly corner of the property hereinabove described; thence from said point of beginning South 52° 36’ 0” West, a distance of 205 feet, more or less, to the northerly boundary line of Pennsylvania State Highway Route No. 18.

Excepting and reserving unto the said party of the first part, its successors and assigns, the right to extend a railroad spur over or through the aforesaid 100 foot right of way either by surface or tunnel construction, provided that the party of the first part, its successors and assigns, in extending or operating and maintaining such railroad spur shall not unreasonably interfere with the use of such right of way.

Also, excepting and reserving unto the said party of the first part, its successors and assigns, all oil and gas lying in or under the lands and hereditaments hereby conveyed, together with full liberty at all times for the said party of the first part, its successors and assigns, to extract and carry away the said oil and gas; provided, however, that in the exercise of the rights herein reserved, the party of the first part, its successors and assigns, shall have no right of ingress or egress and no right to install any equipment, pipes or devices, or to carry on any operations on or under the lands hereby conveyed.

Also, excepting and reserving unto the said party of the first part, its successors and assigns, all oil and gas lying in or under the lands and hereditaments hereby conveyed, together with full liberty at all times for the said party of the first part, its successors and assigns, to extract and carry away the said oil and gas; provided, however, that in the exercise of the rights herein reserved, the party of the first part, its successors and assigns, shall have no right of ingress or egress and no right to install any equipment, pipes or devices, or to carry on any operations on or under the lands hereby conveyed.

Third Described

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All that certain tract of land situate in the Township of Smith, County of Washington and Commonwealth of Pennsylvania, bounded and described as follows:

Beginning at a point which point is North 23° 50’ 00” East, a distance of 137.07 feet from a common corner between the properties of Harmon Creek Coal Corporation, Union Electric Steel Corporation and Pennsylvania Game Commission, also designated as Corner No. 86 on Pennsylvania Game Commission map; thence from said point of beginning along property line of Harmon Creek Coal Corporation property and Union Electric Steel Corporation property, North 37° 24’ 00” West, a distance of 937.57 feet to a point; thence along property line of Pennsylvania Game Commission and Harmon Creek Coal Corporation, North 37° 15’ 00” East, a distance of 444.88 feet to a common corner between Pennsylvania Game Commission and Harmon Creek Coal Corporation property, said corner also being designated as Corner No. 88 on Pennsylvania Game Commission map; thence by same, South 62° 32’ 00” East, a distance of 720.10 feet to a common corner between Pennsylvania Game Commission and Harmon Creek Coal Corporation, also designated as Corner No. 87 on Pennsylvania Game Commission map; thence by same, South 23° 50’ 00” West, a distance of 838.33 feet to a point, the place of beginning.

Excepting and reserving that tract of land conveyed from Union Electric Steel Corporation to Commonwealth of Pennsylvania, for use of the Pennsylvania Game Commission, by deed dated February 9, 1966 and recorded in Deed Book Volume 1263, page 676.

Fourth Described

All that certain tract of land situate in the Township of Smith, County of Washington and Commonwealth of Pennsylvania, now part of State Game Lands No. 117, bounded and described in accordance to a recent survey made by Englehardt-Power and Associates, Inc. as follows:

Beginning at an iron post, Pennsylvania Game Commission Corner No. 86, the most westerly corner of the tract herein described; thence North 23° 50’ East, 592.92 feet to a point; thence by other land of the Commonwealth of Pennsylvania Game Commission, the following 2 courses and distances: (1) South 66° 10’ East, 333.84 feet to a point; (2) South 15° 05’ 20” West, 659.00 feet to a point; thence North 58° 30’ West by land of Earmon Creek Coal Corporation, 437.95 feet to the place of beginning.

Fifth Described

All that certain parcel of land situate in the Township of Smith, County of Washington and Commonwealth of Pennsylvania, being Lot No. 2 in the Marguerite W. Hillman Estate Plan Subdivision, as recorded in the Recorder’s Office of Washington County, Pennsylvania, in Plan Book Volume 24, page 100.

Parcels First Described through Fifth Described being Tax Parcel Nos. 570-001-00-00-0003-01, 570-015-00-00-0002-00, and 570-015-00-00-0003-00.

Title to all of the above parcels of land is vested in STORE Capital Acquisitions, LLC, a Delaware limited liability company, by deed of Union Electric Steel Corporation, a Pennsylvania corporation, by deed dated September 28, 2018 and recorded ______________ Deed Book Volume __________, page ____________.

Sixth Described

Together with certain easement rights as described in Grant of Right of Way and Easement Agreement by and among Rita Creps, Burgettstown-Smith Township Joint Sewerage Authority and Union Electric Steel Corporation dated July 18, 2016 and recorded at Instrument No. 201622005.

Seventh Described

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Together with certain easement rights as described in Grant of Right of Way and Easement Agreement by and among Joseph J. Kosarik, The Burgettstown-Smith Township Joint Sewerage Authority and Union Electric Steel Corporation dated July 21, 2016 and recorded at Instrument No. 201622006.

The above parcels are also described in accordance with ALTA/NSPS Land Title Survey prepared by North Coast Geomatics dated September 28, 2018, Job No. NCG 1626, as follows:

Land situated in the Township of Smith, County of Washington, Commonwealth of Pennsylvania and being all of Lot 2 of the Subdivision Plan for Marguerite W. Hillman Estate as shown on map on file in Plan Book Volume 24, Page 10, records of Washington County, and being the same as land described in deed to Union Electric Steel Corporation recorded in Deed Book Volume 1268, Page 271, Deed Book Volume 1263, Page 671, Deed Book Volume 1214, Page 585, and Deed Book Volume 2717, Page 1, records of Washington County, described as follows:

BEGINNING at a mag nail in concrete monument found at the southeasterly corner of said Lot 2 of the Subdivision Plan for Marguerite W. Hillman Estate;

THENCE the following four (4) courses and distances along the easterly line of land described in deed to Pennsylvania Game Commission recorded in Deed Book Volume 605, Page 351:

1) South 35°11’38” East, a distance of 659.19 feet to a mag nail in concrete monument found;

2) South 64°17’03” East, a distance of 822.05 feet to a mag nail in concrete monument found;

3) South 63°56’21” East, crossing a pond, a distance of 333.85 feet to a mag nail in concrete monument found;

4) South 17°18’59” West, a distance of 659.00 feet to a 1/2-inch iron rod found;

THENCE the following three (3) courses and distances along the northerly line of land described in deed to Rita Creps recorded in Instrument No. 200219219:

1) South 29°21’39” West, a distance of 723.14 feet to a 5/8-inch iron rod with cap labeled “NCG PS SU075529” set;

2) South 64°10’49” West, a distance of 30.00 feet to a 5/8-inch iron rod with cap labeled “NCG PS SU075529” set;

3) South 57°05’39” West, passing over a 5/8-inch iron rod with cap labeled “NCG PS SU075529” set at a distance of a distance of 202.58 feet, a total distance of 227.62 feet to a point which lies in the public right-of-way of Smith Township State Route (a 50-foot-wide public right-of-way, also known as Pennsylvania Route 18);

THENCE the following nine (9) courses and distances through the public right-of-way of said Smith Township State Road:

1) North 32°54’21” West, a distance of 610.96 feet;

2) North 38°12’31” West, a distance of 251.88 feet;

3) North 34°08’11” West, a distance of 595.89 feet;

4) North 37°48’31” West, a distance of 278.66 feet;

5) North 41°05’21” West, a distance of 409.60 feet;

6) North 39°58’21” West, a distance of 225.81 feet;

7) North 39°58’21” West, a distance of 121.17 feet;

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8) North 29°22’41” West, a distance of 1,221.17 feet;

9) North 40°48’01” West, a distance of 224.24 feet;

THENCE North 50°07’05” East, along the southerly line of land described in deed to John & Alma E. Kondus recorded in Deed Book Volume 2721, Page 16, passing over a mag nail in concrete monument found at a distance of 40.00 feet, a total distance of 231.71 feet to a mag nail in concrete monument found;

THENCE North 50°07’05” East, along the southerly line of said Pennsylvania Game Commission land, a distance of 471.00 feet to a mag nail in concrete monument found;

THENCE South 39°51’47” East, along the westerly line of said Pennsylvania Game Commission land, a distance of 1,622.19 feet to the mag nail in concrete monument found at the POINT OF BEGINNING and containing 83.916 acres or 3,655,363 square feet of land, more or less, but subject to all legal highways and easement of record as determined by a survey performed by Eric S. Jackson, Pennsylvania Professional Land Surveyor No. SU075529, for and on behalf of North Coast Geomatics in September of 2018.

The Basis of Bearing for this survey is Pennsylvania State Plane Coordinate System, South Zone (FIPS Zone 3702), on the North American Datum of 1983(2011) (Epoch 2010.000) using geoid model GEOID12B, with a combined scale factor of 1.00008687516550. A GNSS Real Time Kinematic Network survey was used to establish a bearing of South 39°51’47” East for the northeasterly line of the subject property, and a Northing of 403,556.58 and Easting of 1,228,708.92 (U.S. Survey Feet) for the mag nail in concrete monument found at the point of beginning of this description.

725 Bell Avenue, Carnegie, PA 15106

First Described (67-K-178)

All that certain parcel of land situate in the 28th Ward of the City of Pittsburgh, County of Allegheny and Commonwealth of Pennsylvania, being an unnumbered lot in the Union Electric Steel Consolidation Plan of record in the Department of Real Estate of Allegheny County in Plan Book Volume 263, page 182, bounded and described as follows:

Beginning at the point formed by the intersection of the northwesterly line of Bell Avenue and the southwesterly line of Copley Way; thence along said line of Bell Avenue, South 47° 45’ 00” West, 841.40 feet to a point; thence continuing along said line of Bell Avenue, South 46° 00’ 26” West, 47.99 feet to a point; thence North 32° 50’ 48” West, 58.65 feet to a point on the easterly line of land now or formerly of the Pittsburgh, Chartiers & Youghiogheny Railway Company; thence along said land now or formerly of the Pittsburgh, Chartiers & Youghiogheny Railway Company, the following 6 courses and distances: (1) by the arc of a circle curving to the left having a radius of 1,662.28 feet and a chord bearing of North 16° 09’ 07” East, an arc distance of 26.78 feet to a point; (2) North 39° 34’ 15” West, 3.84 feet to a point; (3) by the arc of a circle curving to the left having a radius of 1,691.17 feet, an arc distance of 310.37 feet to a point; (4) North 03° 10’ 54” East, 104.94 feet to a point; (5) North 46° 36’ 44” East, 22.55 feet to a point; and (6) North 04° 17’ 30” East, 49.20 feet to a point; thence by a line in Chartiers Creek, North 47° 28’ 09” East, 303.50 feet to a point; thence South 43° 24’ 51” East, 86.66 feet to a point; thence South 42° 00’ 00” East, 13.40 feet to a point; thence along the southeasterly line of Carbon Street, North 47° 45’ 00” East,180.00 feet to a point; thence along the southwesterly line of Copley Street, South 42° 00’ 00” East, 280.00 feet to the point at the place of beginning.

Designated as Tax Parcel No. 67-K-178.

Second Described (67-P-320)

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All those three certain lots or pieces of ground situate in the Township of Scott, County of Allegheny and Commonwealth of Pennsylvania, being Lots Nos. sixteen (16), seventeen (17), and eighteen (18) in the Shawhan Place Revised Plan No. 1 of record in the Recorder’s Office of Allegheny County in Plan Book Volume 18, page 55, bounded and described as follows:

Beginning at a point on the southeasterly side of a street known as Bell Avenue at the northwest corner of Lot No. 19 in said plan; thence along said southeasterly line of Bell Avenue, N 25° 53’ E, a distance of One Hundred Seven and 90/100 (107.90) feet to a point in the stream called Bells or Whiskey Run, thence South 37° 09’ East, a distance of One Hundred thirty-eight and 83/100 (138.83) feet to a point; thence South 25° 53’ West along the northwesterly side of Bent Way, a 20 foot alley, a distance of Forty-four and 86/100 (44.86) feet to a point at the southeast corner of Lot No. 19 in said plan; thence North 64° 07’ West along the dividing line of Lots Nos. 18 and 19, a distance of One Hundred twenty-three and 73/100 (123.73) feet to a point on Bell Avenue, at the place of beginning.

Designated as Tax Parcel No. 67-P-320.

Third Described (67-P-360)

All that certain piece or lot of land situate in the Township of Scott, being Lot marked and numbered 35 in Revised Plan No. 1 made by the devisees of Daniel Shawan and Margaret, his wife, deceased, laid out by R. L. McCully, C. E. in January 1900, and recorded in the Recorder’s Office of Allegheny County, Pa. in Plan Book Vol. 18, page 55, and being more particularly bounded and described as follows, viz:

BEGINNING at a point at intersection of the Pittsburgh Chartiers & Youghiogheny Railroad and the Northwesterly side of a 45 foot street called Bell Avenue; thence North 25° 53’ East along line of said Avenue, 195.05 feet; thence by same North 44° 31’ East, 14 feet to the center of Bells Run; thence North 37° 07’ West along center of Run, 58.17 feet to line of the Pittsburgh Chartiers & Youghiogheny Railroad; thence along line of Railroad South 14° 28’ West, 239.43 feet to the place of beginning,

Designated as Tax Parcel No. 67-P-360.

Title to all of the above parcels of land is vested in STORE Capital Acquisitions, LLC, a Delaware limited liability company, by deed of Union Electric Steel Corporation, a Pennsylvania corporation, by deed dated September 28, 2018 and recorded ______________ Deed Book Volume __________, page ____________.

The above parcels are also described in accordance with ALTA/NSPS Land Title Survey prepared by North Coast Geomatics dated September 27, 2018, last revised September 28, 2018, Job. No. NCG 1627, as follows:

FIRST DESCRIBED (AS MEASURED):

Land situated in the City of Pittsburgh, County of Allegheny, Commonwealth of Pennsylvania and being two platted lots, (1) the same as the 5.767-acre parcel shown on Union Electric Steel Consolidation Plan in Plan Book Volume 263 Page 182, and also (2) being Lot 35 as shown on Shawhan Place Revised Plan of Lots No. 1 in Plan Book Volume 18, Page 55, records of Allegheny County, described as follows:

BEGINNING at a MAG Nail set at the intersection of the northwesterly right-of-way line of Bell Avenue (a variable width public right-of-way) with the southwesterly right-of-way line of Copley Way (a 20-foot-wide public right-of-way), being the TRUE POINT OF BEGINNING of the land being described:

Thence South 46°16’53” West, along the said northwesterly right-of-way line of Bell Avenue, passing a MAG Nail found at 160.00 feet, for a total distance of 841.40 feet, to a point in a fence post;

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Thence South 44°32’17” West, continuing along the said right-of-way line, a distance of 47.99 feet;

Thence South 44°32’17” West, continuing along the said right-of-way line, a distance of 14.00 feet;

Thence South 28°43’00” West, continuing along the said right-of-way line, a distance of 195.05 feet to a 5/8” Iron Rod w/Cap “NCG PS SU075529” set;

THENCE the following fix (5) courses and distances along the easterly right-of-way of Pittsburgh Chartiers & Youghiogheny Railroad (a variable width railroad right-of-way):

(1) North 17°04’18” East, a distance of 240.06 feet;

(2) Northerly along a curve to the left, having a radius of 1662.28 feet, through a central angle of 00°55’23”, an arc distance of 26.78 feet, said curve having a chord which bears North 14°41’00” East, a distance of 26.78 feet;

(3) North 41°02’22” West, a distance of 3.84 feet;

(4) Northerly along a curve to the left, having a radius of 1691.17 feet, through a central angle of 10°30’55”, an arc distance of 310.37 feet, said curve having a chord which bears North 06°58’14” East a distance of 309.93 feet;

(5) North 01°42’47” East, a distance of 104.94 feet;

THENCE the following four (4) courses and distances along the northeasterly lines of land in name to Chartiers Valley District Flood Control Authority (Parcel No. 067-K-020-A of Allegheny County records):

(1) North 45°08’37” East, a distance of 22.55 feet;

(2) North 02°49’23” East, a distance of 49.20 feet;

(3) North 46°00’02” East, a distance of 303.50 feet;

(4) South 44°52’58” East, a distance of 86.66 feet;

THENCE the following two (2) courses and distances along the southwesterly & southeasterly right-of-way of Carbon Street (a variable width public right-of-way):

(1) South 43°28’07” East, a distance of 13.40 feet to a MAG Nail set;

(2) North 46°16’53” East, a distance of 180.00 feet to a MAG Nail set at the intersection of the southeasterly right-of-way line of said Carbon Street with the southwesterly right-of-way line of said Copley Way;

Thence South 43°28’07” East, along the said southwesterly right-of-way line of Copley Way, a distance of 280.00 feet, to a MAG Nail set at the POINT OF BEGINNING and containing 5.885 acres or 256,353 square feet of land, more or less, but subject to all legal highways and easement of record as determined by a survey performed by Eric S. Jackson, Pennsylvania Professional Surveyor No. SU075529, for and on behalf of North Coast Geomatics in September of 2018.

SECOND DESCRIBED (AS MEASURED):

Land situated in the Township of Scott, County of Allegheny, Commonwealth of Pennsylvania and being the same as Lots 16, 17, & 18 as shown on Shawhan Place Revised Plan of Lots No. 1 in Plan Book Volume 18, Page 55, records of Allegheny County, described as follows:

BEGINNING at a 5/8” Rod w/cap “NCG PS SU075529” set at the intersection of the northwesterly corner of Lot 19 & the southwesterly corner of Lot 18 of said Plan Book Volume 18, Page 55, also lying along the southeasterly right-of-way line of Bell Avenue (a 40-foot-wide public right-of-way), being the TRUE POINT OF BEGINNING of the land being described:

Thence North 28°43’00” East, along the said southeasterly right-of-way line of Bell Avenue, a distance of 107.82 feet to a MAG Nail set;

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Thence South 34°19’00” East, along the southerly line of Whiskey Run, a distance of 138.83 feet to a point in the creek;

Thence South 28°43’00” West, along the westerly right-of-way line of Bent Alley (a 20-foot-wide public right-of-way), a distance of 44.86 feet to a 5/8” Rod w/cap “NCG PS SU075529” set;

Thence North 61°17’00” West, along the northerly line of said Lot 19, a distance of 123.73 feet to a 5/8” Rod w/cap “NCG PS SU075529” set at the POINT OF BEGINNING and containing 1.988 acres or 86,601 square feet of land, more or less, but subject to all legal highways and easement of record as determined by a survey performed by Eric S. Jackson, Pennsylvania Professional Surveyor No. SU075529, for and on behalf of North Coast Geomatics in September of 2018.

3702 Montdale Drive, Valparaiso, IN 46383

PARCEL I:

Real Estate in Porter County, in the State of Indiana, to-wit: All of the following described parcel except for the North 1364 feet thereof: A strip of land which lies centered along the half section line of Section 32, Township 35 North, Range 5 West of the Second Principal Meridian, all within Porter County, Indiana, and more particularly described as follows:

Commencing at the North 1/4 corner of said section; thence South 0 degrees 07 minutes 30 seconds East, along the half section, a distance of 149.25 feet to the South right-of-way line, of the Pittsburgh, Fort Wayne and Chicago Railroad Company and the point of beginning; thence South 75 degrees 04 minutes East along said South right-of-way line, a distance of 62.13 feet to the East line of a proposed 120 foot right-of-way; thence South 0 degrees 07 minutes 30 seconds East along said East line of proposed right-of-way and parallel to said half section line a distance of 283.86 feet; thence South 89 degrees 52 minutes 30 seconds West a distance of 25.00 feet to the East line of a proposed 70 foot right-of-way; thence South 0 degrees 07 minutes 30 seconds East, along said East line of proposed 70 foot right-of-way and parallel to said half section line a distance of 1477.84 feet to the North line of the New York, Chicago and St. Louis Railroad Company (presently Norfolk and Western Railroad); thence North 67 degrees 23 minutes West along said North line a distance of 75.90 feet; thence North 0 degrees 07 minutes 30 seconds West parallel to said half section line, a distance of 1448.60 feet; thence South 89 degrees 52 minutes 30 seconds West, a distance of 25.00 feet; thence North 0 degrees 02 minutes 30 seconds West parallel to said half section line, a distance of 316.14 feet to the South right-of-way line of the Pittsburgh, Fort Wayne, and Chicago Railroad Company (presently Pennsylvania Railroad Company); thence South 75 degrees 04 minutes East along said right-of-way line, a distance of 62.13 feet to the point of beginning.

PARCEL II:

A parcel of land in the Northeast Quarter (NE 1/4) of Section 32, Township 35 North, Range 5 West of the Second Principal Meridian, said parcel in Porter County, Indiana, and more particularly described as follows:

Commencing at the southwest corner of said northeast quarter (NE 1/4), thence North 0 degrees 07’30” W along the West line of said northeast quarter (NE 1/4), a distance of 745.73 feet to the North right-of-way of the New York, Chicago and St. Louis Railroad; thence S 67 degrees 23’ E along said North right-of-way a distance of 1097.30 feet to the point of beginning; thence N 0 degrees 07’30” W along a line parallel to the West line of said Northeast quarter (NEB 1/4) a distance of 863.52 feet; thence S90 degrees 00’E along a line parallel to the North line of said Northeast Quarter (NE 1/4) a distance of 220.00 feet; thence S 0 degrees 07’30” E along a line parallel to the West line of said Northeast Quarter (NE 1/4) a distance of 955.31 feet to the North right-of-way line of the New York, Chicago and St. Louis Railroad; thence N 67 degrees 22’20” W along said North right-of-way a distance of 238.56 feet to the point of beginning.

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PARCEL Ill:

A parcel of land in the Northeast 1/4 of Section 32, Township 35 North, Range 5 West of the Second Principal Meridian, said Parcel in Porter County, Indiana, and more particularly described as follows:

Commencing at the Northwest corner of said Northeast 1/4; thence South O degrees 07 minutes 30 seconds East along the West line of said Northeast 1/4, a distance of 1470.97 feet; thence South 90 degrees 00 minutes East, a distance of 35.00 feet to the East line of a proposed 70 foot right-of-way and point of beginning; thence continuing South 90 degrees 00 minutes East, a distance of 977.00 feet; thence South O degrees 07 minutes 30 seconds East, a distance of 863.52 feet to the North right-of-way line of the New York, Chicago and St. Louis Railroad Company; thence North 67 degrees 23 minutes West along said North right-of-way line, a distance of 1059.35 feet to said East line of a proposed 70 foot right-of-way; thence North O degree 07 minutes 30 seconds West, along said East line, a distance of 456.09 feet to the point of beginning.

OVERALL MODERNIZED LEGAL DESCRIPTION, per the Survey by Robert Less Isgrigg, RLS No. S0365, dated September 26, 2018 and last revised September 27, 2018, for Job No. 1809-25, described as follows:

A part of the Northeast Quarter of Section #32, Township 35 North, Range 5 West, Washington Township, Porter County, Indiana and being all the lands described in Union Rolls Corporation, Deed Book 304 Page 476 and Deed Book 244 Page 1 and Union Rolls, Inc., Deed Book 266 Page 331, described as follows:

Beginning at the County Surveyor referenced Northwest corner of the Northeast Quarter of said Section #32,

Thence South 00°16’47” East, a distance of 1,471.19 feet along the Quarter Section line to a point,

Thence South 90°00’00” East, a distance of 30.23 feet to a 5/8” rebar and cap “Isgrigg”, THE TRUE POINT OF BEGINNING,

Thence South 90°00’00” East, a distance of 1,197.00 feet along the South right-of-way line of Montdale Drive, passing a 1” pinched pipe at 977.21 feet, to a 5/8” rebar and cap,

Thence South 00°07’30” East, a distance of 955.31 feet to a 5/8” rebar and cap “Isgrigg” on the North right-of-way line of Norfolk & Western Railroad,

Thence North 67°22“20” West, a distance of 238.56 feet along said right-of-way, to a 5/8” rebar and cap “Isgrigg”,

Thence North 67°23’00” West, distance of 1,135.25 feet along said right-of-way to a point,

Thence North 00°07’30” West, a distance of 384.59 feet, passing a 5/8” rebar with a broken cap at 0.50 feet, to a 5/8” rebar and cap “Isgrigg”,

Thence North 89°52’30” East, a distance of 70.00 feet to a 5/8” rebar and cap “Isgrigg”,

Thence North 00°07’30” West, a distance of 42.19 feet to THE TRUE POINT OF BEGINNING.

Containing 20.034 acres.

726 Bell Avenue, Carnegie, PA 15106

First Described (67-P-155)

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All that certain lot or piece of ground situate in the Township of Scott, County of Allegheny and Commonwealth of Pennsylvania, being the easterly one-half of Lot No. 14 in Brown-Walker & McAteer Plan as recorded in the Recorder’s Office of Allegheny County, Pennsylvania in Plan Book Volume 9, page 89, bounded and described as follows:

Fronting 20 feet on the North side of Idlewood Avenue and extending back in a Northerly direction of even width throughout for a distance of 130 feet to Apple Alley.

Designated as Tax Parcel No. 67-P-155.

Second Described (67-P-156)

All that certain lot or piece of ground situate in the 28th Ward of the City of Pittsburgh, Allegheny County, Pennsylvania, being Lot No. 13 in a Plan of Lots laid out by Robert H. Brown, James A. McAteer and Andrew Walker, as recorded in the Recorder’s Office of Allegheny County in Plan Book Volume 9, page 89, being bounded and described as follows:

Beginning at a point on the northwesterly side of Idlewood Avenue at the corner of Lot No. 12 in said Plan; thence northwesterly along the dividing line between Lots Nos. 12 and 13, 130 feet to the line of Apple Street, now Ade Way, in said Plan; thence southwestwardly by line of Ade Way 40 feet to the corner of Lot No. 14 in said Plan; thence southeasterly along the dividing line between Lots Nos. 13 and 14 in said Plan 130 feet to the line of Idlewood Ave. aforesaid; and thence northeastwardly by line of Idlewood Ave. 40 feet to the place of beginning.

Designated as Tax Parcel No. 67-P-156.

Third Described (67-P-158 and 67-P-159)

All that certain lot or piece of ground situate in the 28th Ward of the City of Pittsburgh, Allegheny County, Pennsylvania, being all of Lot No. 12 in the Brown, Walker, and McAteer’s Plan of Lots, as the same is recorded at Plan Book Volume 9, page 89, and being more particularly bounded and described as follows, to-wit:

Beginning at a point on the northerly line of Idlewood Avenue, said point of beginning at the dividing line between Lot No. 12 and Lot No. 13 in the aforesaid plan of lots; thence along the dividing line between Lot No. 12 and Lot No. 13 in the aforesaid plan of lots, North 42° 15’ West a distance of 130.00 feet to a point on the southerly line of Ade Way; thence along said Ade Way, North 47° 45’ East, a distance of 40.00 feet to a point at the dividing line between Lot No. 12 and Lot No. 11 in the aforesaid plan of lots; thence along said dividing line between Lot No. 12 and Lot No. 11, South 42° 15’ East, a distance of 130.00 feet to a point on the northerly line of Idlewood Avenue, aforesaid; thence along the northerly line of Idlewood Avenue, South 47° 45’ West a distance of 40.00 feet to a point at the place of beginning.

Designated as Tax Parcels Nos. 67-P-158 and 67-P-159.

Fourth Described (67-P-160)

All that certain lot or piece of ground situate in the 28th Ward of the City of Pittsburgh, County of Allegheny and Commonwealth of Pennsylvania, being Lot No. 11 in a Plan of Lots laid out by James A. McAteer, Andrew Walker and Robert H. Brown, recorded in the Recorder’s Office of Allegheny County in Plan Book Volume 9, page 89, bounded and described as follows to wit:

Beginning at a point on the northwestern side of Idlewood Avenue at the corner of Lot No. 10 in said plan; thence northwestwardly by line of said Lot No. 10, one hundred thirty (130) feet to the line of Apple Street; thence southwestwardly by line of Apple Street, forty (40) feet to the corner of Lot No. 12; thence southeastwardly by line of said Lot No. 12, one hundred thirty (130) feet to the line of Idlewood Avenue

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aforesaid; and thence northeastwardly by line of Idlewood Avenue, forty (40) feet to the corner of Lot No. 10 aforesaid, at the place of beginning.

Designated as Tax Parcel No. 67-P-160.

Fifth Described (67-P-162)

All that certain lot or piece of ground situate in the 28th Ward, City of Pittsburgh, formerly Chartiers Township, County of Allegheny and Commonwealth of Pennsylvania, being Lot No. 10 in a Plan of Lots laid out by Andrew Walker, Robert H. Brown and James A. McAteer, as said Plan is recorded in the Recorder’s Office of Allegheny County in Plan Book Volume 9, page 89.

BEING designated as Block and Lot No. 67-P-162 in the Deed Registry office of Allegheny County, Pennsylvania.

Designated as Tax Parcel No. 67-P-162.

Sixth Described (67-P-164)

All that certain lot or piece of ground situate in the 28th Ward of the City of Pittsburgh, County of Allegheny and Commonwealth of Pennsylvania, being Lot No. 9 in a Plan of Lots laid out by Robert H. Brown, James A. McAteer and Andrew Walker, as recorded in the Recorder’s Office of Allegheny County in Plan Book Volume 9, page 89, bounded and described as follows:

Beginning on the northwestern side of Idlewood Avenue at the corner of Lot No. 8; thence northwestwardly by the line of said Lot No. 8, 130 feet to Ade Way (formerly Apple Street); thence southwestwardly by the line of said Ade Way, 40 feet to Lot No. 10; thence southeastwardly by the line of said Lot No. 10, 130 feet to Idlewood Avenue aforesaid; and thence northeastwardly by the line of said Avenue, 40 feet to the corner of Lot No. 8, at the place of beginning.

Designated as Tax Parcel No. 67-P-164.

Seventh Described (67-P-166)

All that certain lot or piece of ground situate in the 28th Ward of the City of Pittsburgh, County of Allegheny and Commonwealth of Pennsylvania, being Lot No. 8 in Plan laid out by Robert H. Brown, James A. McAteer and Andrew Walker, as recorded in the Recorder’s Office of Allegheny County, in Plan Book Volume 9, page 89, bounded and described as follows:

Beginning at a point on the northwesterly line of Idlewood Avenue at the corner of Lot No. 7; thence northwestwardly by line of Lot No. 7, a distance of 130 feet to the line of Apple Alley; thence southwestwardly by line of said Apple Alley, a distance of 40 feet to the corner of Lot No. 9; thence southeastwardly by line of Lot No. 9, a distance of 130 feet to the line of Idlewood Avenue aforesaid; and thence northeastwardly by line of said Idlewood Avenue, a distance of 40 feet to the corner of Lot No. 7 at the place of beginning.

Designated as Tax Parcel No. 67-P-166.

Eighth Described (67-P-167)

All that certain parcel of land situate in the 28th Ward of the City of Pittsburgh, County of Allegheny and Commonwealth of Pennsylvania, bounded and described as follows:

Beginning at the point formed by the intersection of the southwesterly line of Alter Street and the northwesterly line of Ade Way; thence crossing Ade Way in a southeasterly direction, 20 feet to a point at the intersection of the southwesterly line of Alter Street and the southeasterly line of Ade Way; thence along

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said southeasterly line of Ade Way in a southwesterly direction, 280 feet to a point; thence in a northwesterly direction, 10 feet to the center line of Ade Way; thence in a southwesterly direction along the center line of Ade Way, 40 feet to a point; thence in a northwesterly direction, 10 feet to a point on the northwest line of Ade Way; thence along said northwest line of Ade Way in a northeasterly direction, 320 feet to the point at the place of beginning.

Designated as Tax Parcel No. 67-P-167.

Ninth Described (67-P-168)

All that certain lot or piece of ground situate in the 28th Ward of the City of Pittsburgh, (formerly Township of Chartiers), County of Allegheny and Commonwealth of Pennsylvania, being known as Lot No. 7 in the Plan of Lots laid out by Andrew Walker, Robert H. Brown and James A. McAteer, as recorded in the Recorder’s Office of Allegheny County, Pennsylvania in Plan Book Volume 9, page 89.

Designated as Tax Parcel No. 67-P-168.

Tenth Described (67-P-172)

All that certain lot or piece of ground situate in the 28th Ward of the City of Pittsburgh, County of Allegheny and Commonwealth of Pennsylvania, being Lot No. 6 in the Robert H. Brown’s Plan of Lots in “East Mansfield” as recorded in the Recorder’s Office of Allegheny County, Pennsylvania in Plan Book Volume 9, page 89, bounded and described as follows:

Beginning on the northerly side of Idlewood Avenue at the corner of Alter (formerly Ambrose Avenue) Street in said Plan; thence northwardly along the line of Alter Street a distance of 130 feet to the line of Apple Alley; thence eastwardly along the line of Apple Alley a distance of 40 feet to the corner of Lot No. 5 in said Plan; thence southwardly along the line dividing Lots Nos. 5 and 6 a distance of 130 feet to the line of Idlewood Avenue; thence westwardly along the line of Idlewood Avenue a distance of 40 feet to the corner of Alter Street at the place of beginning.

Designated as Tax Parcel No. 67-P-172.

Eleventh Described (67-P-296)

All that certain lot or piece of ground situate in the 28th Ward of the City of Pittsburgh, formerly Township of Chartiers, County of Allegheny and State of Pennsylvania, being Lot numbered 26 in a Plan of Lots in said City laid out by Andrew Walker, James A McAteer and Robert H. Brown, as said Plan is recorded in the Recorder’s Office of Allegheny County in Plan Book Vol. 9, page 89, said lots numbered 26 being, bounded and described as follows, to-wit:

Beginning at a point on the southeasterly side of Bell Street, formerly Bell Avenue, at the corner of Alter Avenue, formerly known as Ambrose Avenue; thence southeastwardly by line of Alter Avenue a distance of 130 feet to the line of Apple Street; thence southwestwardly by line of Apple Street a distance of 40 feet to the corner of lot numbered 25 in said Plan; thence northwestwardly by line of said lot numbered 25 a distance of 130 feet to the line of Bell Street aforesaid; and thence northeastwardly by line of said Bell Street a distance of 40 feet to the line of Alter Avenue, at the place of beginning.

Designated as Tax Parcel No. 67-P-296.

Twelfth Described (67-P-298)

All that certain lot or piece of ground situate in the 28th Ward, City of Pittsburgh, County of Allegheny and Commonwealth of Pennsylvania, being Lot No. 25 in a Plan of Lots laid out by Robert H. Brown, Andrew Walker and James A. McAteer, as said plan is recorded in the Recorder’s Office of said County in Plan Book Vol. 9, page 89, and bounded and described as follows; to-wit:

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Beginning on the Southeastern side of Bell Avenue in said Plan, at the corner of Lot No. 24; thence extending southeastwardly by the line of said Lot No. 24, 130 feet to the line of Appley Street or Alley; thence extending northeastwardly by the line of said Street or Alley, 40 feet to the corner of Lot No. 26 in said Plan; thence extending Northwestwardly by the line of said Lot No. 26, 130 feet to the line of Bell Avenue aforesaid; thence extending southwestwardly by the line of said Bell Avenue, a distance of 40 feet to a point at the place of beginning.

Being designated as Block No. 67-P, Lot No. 298.

Thirteenth Described (67-P-300)

All that certain lot or piece of ground situate in the Twenty-eighth (28) Ward, City of Pittsburgh, (formerly Chartiers Township), Allegheny County, Pennsylvania, being Lot No. Twenty-four (24) in the Brown-Walker and McAteer Plan of Lots recorded in the Recorder’s Office of Allegheny County in Plan Book Vol. 9, page 89, and being bounded and described as follows, to wit:

Beginning on the southeasterly side of Bell Avenue at the corner of Lot No. 23, in said plan; thence southeastwardly by line of said Lot No. 23, one hundred thirty (130) feet to Apple Street; thence northeastwardly by line of said Street forty (40) feet to the corner of Lot No. 25; thence northwestwardly by the line of Lot No. 25, one hundred thirty (130) feet to the line of Bell Avenue and thence southwestwardly by line of Bell Avenue forty (40) feet to the corner of Lot No. 23, the place of beginning.

Designated as Tax Parcel No. 67-P-300.

Fourteenth Described (67-P-302)

All that certain lot or piece of ground situate in the Twenty-eighth (28) Ward of the City of Pittsburgh, (formerly the Township of Chartiers), County of Allegheny and State of Pennsylvania, being Lot Numbered Twenty-three (23) in a Plan of Lots in said Township laid out by Andrew Walker, Robert H. Brown and James A. McAteer, which Plan is recorded in the Recorder’s Office of Allegheny County, in Plan Book Vol. 9, page 89, bounded and described as follows, to wit:

Beginning at a point on the southeastern line of Bell Avenue at the corner of lot numbered twenty-two (22); thence southeastwardly by line of said lot numbered twenty-two (22), a distance of one hundred thirty (130) feet to the line of Apple Street; thence northeastwardly by line of said Apple Street, a distance of forty (40) feet to the corner of lot numbered twenty-four; thence northwestwardly by line of said lot numbered twenty-four (24), a distance of one hundred thirty (130) feet to the line of Bell Avenue aforesaid; and thence southwestwardly along the line of said Bell Avenue, a distance of forty (40) feet to the corner of lot numbered twenty-two (22) aforesaid, at the place of beginning.

Designated as Tax Parcel No. 67-P-302.

Fifteenth Described (67-P-304)

All that certain parcel of land situated in the Twenty-Eighth (28) Ward of the City of Pittsburgh (formerly Chartiers Township), County of Allegheny and State of Pennsylvania, being Lot No. Twenty-two (22) in a plan of Lots of said township laid out by Robert H. Brown, Andrew Walker and James A. McAteer, as said Plan is now of record in the Recorder’s Office of said County of Allegheny in Plan Book Volume 9, page 89, bounded and described as follows:

Beginning at a point on the southeastern side of Bell Avenue at the corner of Lot No. 21; thence by line of said Lot No. 21, one hundred and thirty (130) feet to the line of Apple Street; thence northeastwardly by line of Apple Street forty (40) feet to the corner of Lot No. 23; thence by line of said Lot No. 23, one hundred and thirty (130) feet to the line of Bell Avenue aforesaid; and thence by line of Bell Avenue forty (40) feet to the corner of Lot No. 21 at the place of beginning.

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Designated as Tax Parcel No. 67-P-304.

Sixteenth Described (67-P-306)

All that certain lot or piece of ground situate in the 28th Ward of the City of Pittsburgh, (formerly Chartiers Township) County of Allegheny and State of Pennsylvania, being Lot No. 21 in a Plan of Lots laid out by Andrew Walker, Robert H. Brown and James A. McAteer, of record in the Recorder’s Office of said County in Plan Book Volume 9, page 89, bounded and described as follows:

Beginning at a point on the southeasterly side of Bell Avenue at the corner of Lot No. 20 in said plan; thence southeastwardly by line of Lot No. 20 one hundred thirty (130) feet to the line of Apple Street; thence northeastwardly by line of Apple Street forty (40) feet to the corner of Lot No. 22; thence northwestwardly by line of said Lot No. 22 one hundred thirty (130) feet to the line of Bell Avenue aforesaid and thence southwestwardly by line of said Bell Avenue forty (40) feet to the corner of Lot No. 20 at the place of beginning.

Designated as Tax Parcel No. 67-P-306.

Seventeenth Described (67-P-308)

All that certain piece or parcel of ground situate in the Twenty-eighth (28) Ward of the City of Pittsburgh, County of Allegheny and State of Pennsylvania, being Lot No. 20 in a Plan of Lots laid out by Andrew Walker, Robert H. Brown and James A. McAteer, as said plan is now of record in the Recorder’s Office of Allegheny County in Plan Book Vol. 9, page 89, and bounded and described as follows, to-wit:

Beginning at a point on the Southeasterly side of Bell Avenue at the corner of Lot No. 19 in said plan; thence southeastwardly by line of said Lot No. 19, One Hundred Thirty (130) feet to the line of Apple Street; thence Northeastwardly by line of Apple Street, Forty (40) feet to the corner of Lot No. 21; thence Northwestwardly by line of said Lot No. 21, One Hundred Thirty (130) feet to the line of Bell Avenue, aforesaid; and thence southwestwardly by line of Bell Avenue, Forty (40) feet to the line of Lot No. 19, aforesaid, at the place of beginning.

Designated as Tax Parcel No. 67-P-308.

Eighteenth Described (67-P-310 and 67-P-310-0001)

All that certain piece or parcel of land situate partly in the Township of Scott and partly in the 28th Ward of the City of Pittsburgh, (formerly the Township of Chartiers), County of Allegheny and State of Pennsylvania, being Lots Numbered Seventeen, Eighteen and Nineteen (17-18-19) in a Plan of Lots in said Townships, laid out by James A. McAteer, Andrew Walker and Robert H. Brown, as said Plan is recorded in the Recorder’s Office in and for said County of Allegheny, in Plan Book Volume 9, page 89; said Lots Nos. 17-18-19 being contiguous and together, bounded and described as follows; to-wit:

Beginning at the corner of Station Street and Bell Avenue in said Plan in the corner of Lot Number Seventeen (17); thence Northeastwardly by line of said Bell Avenue, Ninety-one and 14/100 (91.14) feet to the corner of Lot Number (20); thence Southeastwardly by line of said Lot Number Twenty (20), One hundred thirty (130) feet to Apple Alley; thence Southwestwardly by line of Apple Alley, One hundred fourteen and 86/100 (114.86) feet to the line of Station Street; thence Northwestwardly by line of Station Street, One hundred thirty-two and 14/100 (132.14) feet to the corner of Station Street and Bell Avenue, the place of beginning.

Designated as Tax Parcels Nos. 67-P-310 and 67-P-310-0001.

Title to all of the above parcels of land is vested in STORE Capital Acquisitions, LLC, a Delaware limited liability company, by deed of Union Electric Steel Corporation, a Pennsylvania corporation, by deed dated

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September 28, 2018 and recorded ______________ Deed Book Volume __________, page ____________.

The above parcels are also described in accordance with ALTA/NSPS Land Title Survey prepared by North Coast Geomatics dated September 27, 2018, Job No. NCG 1628, as follows:

Land situated in the City of Pittsburgh, County of Allegheny, Commonwealth of Pennsylvania and being a part of Lots 7 through 13, the northeasterly half of Lot 14, Lots 17 through 26, and a vacated portion of Ade Way, as shown on McAteer’s Plan of Lots of Record in Plan Book Volume 9, Page 89, records of Allegheny County, described as follows:

BEGINNING at a MAG Nail set at the intersection of the southeasterly right-of-way line of Bell Avenue (a 40-foot-wide public right-of-way) with the northerly right-of-way line of Duncan Way (a variable width public right-of-way), also being the southwesterly corner of said Lot 17 being the TRUE POINT OF BEGINNING of the land being described:

Thence North 44°32’17” East, along the said southeasterly right-of-way line of Bell Avenue, a distance of 10.53 feet;

Thence North 46°16’53” East, continuing along the said southeasterly right-of-way line, a distance of 360.61 feet, to a MAG Nail set;

Thence South 43°28’07” East, along the southerly right-of-way line of Alter Street (a 40-foot-wide public right-of-way), a distance of 280.00 feet, to a MAG Nail set;

Thence South 46°16’53” West, along the northwesterly right-of-way line of Idlewood Avenue (a 33-foot-wide public right-of-way), a distance of 300.00 feet, to MAG Nail set;

Thence North 43°28’07” West, along the northerly line of land described in deed to Five Camels, LLC in Book 17106, Page 464, a distance of 130.00 feet, to MAG Nail set;

THENCE the following five (5) courses and distances along the easterly, northerly, and westerly right-of-way lines of Ade Way (a 20-foot-wide public alley right-of-way):

(1) North 46°16’53” East, a distance of 20.00 feet, to a MAG Nail set;

(2) North 43°28’07” West, a distance of 10.00 feet, to a MAG Nail set;

(3) South 46°16’53” West, a distance of 40.00 feet, to a MAG Nail set;

(4) North 43°28’07” West, a distance of 10.00 feet, to a MAG Nail set;

(5) South 46°16’53” West, a distance of 72.04 feet to a point in a pole;

Thence North 34°19’00” West, along the northerly right-of-way line of said Duncan Way, a distance of 131.45 feet, to a MAG Nail set at the POINT OF BEGINNING and containing 2.172 acres or 94,603 square feet of land, more or less, but subject to all legal highways and easement of record as determined by a survey performed by Eric S. Jackson, Pennsylvania Professional Surveyor No. SU075529, for and on behalf of North Coast Geomatics in September of 2018.

LOT 6 (AS MEASURED):

Land situated in the City of Pittsburgh, County of Allegheny, Commonwealth of Pennsylvania and being the same as Lot 6, as shown on McAteer’s Plan of Lots of Record in Plan Book Volume 9, Page 89, records of Allegheny County, described as follows:

BEGINNING at a MAG Nail set at the intersection of the northwesterly right-of-way line of Idlewood Avenue (a 33-foot-wide public right-of-way) with the northeasterly right-of-way line of Alter Street (a 40-foot-wide public right-of-way), also being the southeasterly corner of said Lot 6 being the TRUE POINT OF BEGINNING of the land being described:

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Thence North 43°28’07” West, along the said northeasterly right-of-way line of Alter Street, a distance of 130.00 feet, to a 5/8” Iron Rod w/Cap “NCG PS SU075529” set;

Thence North 46°16’53” East, along the southeasterly right-of-way line of Ade Way (a 20-foot-wide public alley right-of-way), a distance of 40.00 feet, to a 5/8” Iron Rod w/Cap “NCG PS SU075529” set;

Thence South 43°28’07” East, along the southwesterly line of land described in deed to Pona’s Properties, LLC in Book 13047, Page 182, also being Lot 5 of said Plan Book Volume 9, Page 89, a distance of 130.00 feet, to a MAG Nail set;

Thence South 46°16’53” West, along the northwesterly right-of-way line of Idlewood Avenue (a 33-foot-wide public right-of-way), a distance of 40.00 feet, to MAG Nail set at the POINT OF BEGINNING and containing 0.119 acres or 5,200 square feet of land, more or less, but subject to all legal highways and easement of record as determined by a survey performed by Eric S. Jackson, Pennsylvania Professional Surveyor No. SU075529, for and on behalf of North Coast Geomatics in September of 2018.

4621 Murray Pl., Lynchburg, VA 24502

All that certain lot or parcel of land together with all improvements thereon located and being in the City of Lynchburg, VA and being more particularly described as follows:

ALL THAT CERTAIN tract or parcel of land together with all and singular the privileges and appurtenances thereunto belonging, situate, lying and being in the City of Lynchburg, Virginia, and in that portion thereof annexed from the County of Campbell on the first day of January, 1958, adjoining on the north the lands of C. B. Fleet Company, Incorporated, on the east Murray Place, on the south the lands of Frank E. Marcus, et al., and on the west the Expressway, also known as U. S. Route 29-A and more particularly described according to plat of the survey thereof made by Erskine W. Proffitt, C. L. S., and Charles F. Hurt, Engineer, attached hereto as Exhibit “A” and made a part of this deed, to-wit:

BEGINNING at Point A as shown on said plat, being an iron set on the northwest side of a maple tree having a diameter of 30 inches, which is located southeast of U. S. Route 29-A; thence N. 69° 59’ 30” W. 94.07 feet, more or less, to Point B, an iron pipe, set at old hub in the eastern right of way line of U. S. Route 29-A, which U. S. Route 29-A is 150 feet wide (at S. 49° 56’ 30” W. 2 feet, an old iron was found); thence from Point B and with the eastern line of U. S. Route 29-A N. 49° 56’ 30” E. 85.02 feet, more or less, to Point C (being a right of way monument); thence continuing with said right of way line N. 45° 04’ 30” E. 357.80 feet, more or less, to Point D (being a right of way monument which is east of a billboard); thence continuing with said right of way line along a curve to the left a distance 838.57 feet, more or less, to Point E, said curve having a radius of 3349.05 feet, more or less, and the chord distance is 836.40 feet on a course N. 39° 03’ E. to Point E, an iron pipe, marking the intersection of the boundary line between the property hereby conveyed and the property of C. B. Fleet Company, Incorporated with said right of way line of U. S. Route 29-A; thence leaving said line of U. S. Route 29-A and with said boundary line of C. B. Fleet Company, Incorporated S. 62° 48’ E. 728.40 feet, more or less, to Point F in the western line of Murray Place marked by an iron pipe; thence from said Point F along the western line of Murray Place S. 47° 04’ 30” W. 743.85 feet, more or less, to Point G, marked by an iron pipe; thence from Point G continuing with the western line of Murray Place 213.22 feet, more or less, along a curve to the left which curve has a radius of 1170.92 feet, more or less, and a chord S. 41° 51’ 30” W. 212.92 feet, more or less, to Point H, marked by an iron; thence still continuing with said line of Murray Place from Point H S. 36° 38’ 30” W. 102.20 feet, more or less, to Point I, an iron pipe marking the intersection of the boundary line between the property hereby conveyed and the property of Frank E. Marcus, et al., with said line of Murray Place; thence leaving said line of Murray Place and with the aforesaid boundary line of the said Frank E. Marcus, et al., N. 64° 14’ 30” W. 508.04 feet, more or less, to Point J, marked by an iron (a rear corner of the property of Frank E. Marcus, et al.); thence with said boundary line of Frank E. Marcus, et al. and from Point J S. 57° 00’ 30” W. 237.90 feet, more or less, to Point A, the point of beginning, containing in the aggregate 15.517 acres, of which area 0.0995 acres is included in a cemetery.

B-17	STORE/Ampco A&R Master Lease Agreement 6 Properties in PA, IN and VA File No.: 7210/02-637

As Surveyed legal description

ALL THAT CERTAIN tract or parcel of land together with all and singular the privileges and appurtenances thereunto belonging, situate, lying and being in the City of Lynchburg, Virginia, and being more fully described as follows:

Beginning at a 5x5-inch concrete monument in the easterly right-of-way of U.S. Route 29-A, being the northwest premises herein described, said concrete monument being S09°40’39“E a distance of 58.70 feet, more or less from an DOT monument labeled 118-0111; thence leaving said right-of-way S66°17’23“E a distance of 728.40 feet more or less, to a found drill hole in the westerly right-of-way of Murray Place; thence following said right-of-way the following three (3) courses: (1) S43°34’04“W a distance of 743.85 feet more or less, to a set 5/8-inch rebar with cap Brunner VA 403003039; (2) a curve to the left with an arc length of 213.21 feet, a radius of 1170.92 feet, and with a chord bearing of S38°21’04“W, a chord length of 212.92 feet, more or less, to a set 5/8-inch rebar with cap Brunner VA 403003039; (3) S33°08’04“W a distance of 102.20 feet more or less, to a found 1-inch disturbed pipe; thence leaving said right-of-way N67°44’56“W a distance of 508.04 feet more or less, to a found 5/8-inch rebar; thence S53°31’08“W and passing through a found 5/8-inch rebar at 215.51 feet, for a total distance of 235.23 feet more or less, to a point; thence N74°38’58“W and passing through a found 5x5inch concrete monument at 36.83 feet, for a total distance of 96.06 feet more or less, to a point in the easterly right-of-way of U.S. Route 29-A; thence following said right-of-way the following three (3) courses: (1) N46°27’44“E a distance of 85.02 feet more or less, to a point; (2) N41°35’44“E and passing through a found 5x5-inch concrete monument at a distance of 55.36 feet, for a total distance of 357.80’ more or less, to a set 5/8-inch rebar with cap Brunner VA 403003039; (3) a curve to the left with an arc length of 838.59 feet, a radius of 3349.05 feet, and with a chord bearing of N35°34’14“E, a chord length of 836.40 feet, more or less, to the Point of Beginning, and containing therein 15.527 Acres (676,363 square feet).

467 Zane Snead Dr., Amherst, VA 24521

All that certain lot or parcel of land together with all improvements thereon located and being in the County of Amherst, VA and being more particularly described as follows:

ALL THAT CERTAIN lot, tract or parcel of land, together with all and singular the easements, privileges and appurtenances thereunto belonging, situate, lying and being in Court House District, Amherst County, Virginia, and some easements in the Town of Amherst, Amherst County, adjoining and immediately southeast of U.S. Route 29, containing 19.45 acres, more or less, and more particularly described according to a plat of 19.45 acres, more or less, surveyed for Express Development, Inc., dated June 2, 1975, revised November 21, 1975 by Ralph P. Hines, C.L.S., recorded December 20, 1975 at Plat Cabinet 1, Slide 49.

B-18	STORE/Ampco A&R Master Lease Agreement 6 Properties in PA, IN and VA File No.: 7210/02-637

EXHIBIT D

STATE-SPECIFIC PROVISIONS

Pennsylvania:

Lessor and Lessee agree as follows:

1.	The following is added as a new Section 12.05 to the Lease:

12.05 Proceedings. In any action of ejectment and/or for Rental, Lessor shall first cause to be filed in such action an affidavit made by it or someone acting for it, setting forth the facts necessary to authorize the entry of judgment, and, if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.

2.	The following is added as a new Section 12.06 to the Lease:

12.06 Waiver of Notice to Quit. Lessee agrees to give up certain legal rights as provided by the Landlord and Tenant Act of 1951, as amended, 68 P.S. § 250.101, et seq., including, but not limited to the ten (10) or thirty (30) day notice period which is contained in § 501 thereof, or any other notice period established by applicable law. No notice will be required to be given by Lessor to Lessee to leave and give up the Properties, except as set forth in the Lease.

Indiana:

The month to month tenancy referenced in Section 4.07 (Holdover) is terminable by Lessor giving thirty (30) days’ written notice of such termination. However, upon an Event of Default hereunder, Lessee shall not be entitled to any notice to quit, the thirty (30) days’ written notice to quit being hereby expressly waived. Notwithstanding the provisions of Section 4.07, in the event that Lessee shall hold over after the expiration of the Lease Term, then Lessor, at its option, may re-enter and take possession of the Properties.

Notwithstanding any provision contained in this Lease, in the event Lessee contests the existence, amount or validity of any lien, attachment, levy, encumbrance, charge or claim, and any such matter is the subject of judicial proceedings to foreclose a mechanics’ lien, Lessee shall obtain a written undertaking with surety to be approved by the court having jurisdiction of the foreclosure proceedings. Lessee shall insure that said written undertaking is in an amount sufficient to comply with the provisions of Indiana Code 32-28-3-11, that said written undertaking is approved by the court and the Properties are discharged from the lien of the mechanics’ lien. In the event that Lessee fails to obtain such written undertaking within ten (10) days following receipt of Lessor’s written request to do so, Lessor shall have the right to obtain such written undertaking at Lessee’s expense and the cost thereof, including reasonable attorneys’ fees, shall constitute Additional Rental hereunder.

With respect to those Properties located in the State of Indiana, and without limiting the rights and remedies set forth in Section 12.02 (Remedies) of this Lease (except as otherwise expressly set forth in the following provisions), Lessee covenants and agrees that all Base Annual

D-1	STORE/Ampco A&R Master Lease Agreement 6 Properties in PA, IN and VA File No.: 7210/02-637

Rental and any Additional Rental due to Lessor under this Lease shall be payable without relief from applicable valuation and appraisement laws and Lessee hereby waives and relinquishes for itself and its successor and assigns the benefit of such valuation and appraisement laws as now existing in the State of Indiana or as may be subsequently amended, modified or superseded from time to time.

Virginia:

This agreement is hereby agreed, by all parties hereto to be a “Deed” of lease as described in Virginia Code Section 55.1-101. The parties agree that this Lease constitutes a “Security Agreement” as defined in the Uniform Commercial Code as codified under applicable Virginia law. Lessee hereby grants to Lessor a security interest in the property described in Section 16.01 of this Lease in order to secure all of Lessee’s obligations under this Lease. The parties agree that the “Lessor’s lien” described in Section 16.01 of this Lease is established with respect to all such property which may lawfully be subject to such lien under Virginia Code Section 8.01-130.6 and the parties agree that Virginia Code Section 8.01-130.6 et seq. shall govern the rights and obligations of the parties with respect to such Lessor’s lien. The parties agree that the Lessor’s lien referred to herein is created in addition to the security interest created in any such property pursuant to other portions of this Lease.

D-2	STORE/Ampco A&R Master Lease Agreement 6 Properties in PA, IN and VA File No.: 7210/02-637